                                  SCHEDULE 14A

                                 (RULE 14a-101)

                  CONSENT STATEMENT PURSUANT TO SECTION 14(A)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a party other than the Registrant [ ]

Check the appropriate box:

[X]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                              AMERICAN MEDIA, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
(Name of Person(s) Filing Solicitation Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ ]  No fee required.

[X]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        Class A and Class C Common Stock, par value $.01 per share of American
          Media, Inc.

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        42,497,855

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        $7.00

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        $297,484,985

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        $59,497

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        Schedule 14A

        ------------------------------------------------------------------------

     (3)  Filing Party:

        American Media, Inc.

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

Preliminary Copy
Subject to Completion

[AMI Logo]

                              AMERICAN MEDIA, INC.
                             600 EAST COAST AVENUE
                          LANTANA, FLORIDA 33464-0002

TO THE STOCKHOLDERS OF AMERICAN MEDIA, INC.:

     Pursuant to the requirements of the General Corporation Law of the Sate of Delaware, adoption of the Agreement and Plan of Merger, dated February 16, 1999 (the "Merger Agreement"), by and between American Media, Inc. ("American Media") and EMP Acquisition Corp. ("EMP Acquisition") requires the approval of the holders of a majority in voting power of the outstanding shares of American Media Class A Common Stock, par value $.01 per share (the "Class A Shares") and American Media Class C Common Stock, par value $.01 per share (the "Class C Shares" and together with the Class A Shares, the "Shares") voting together as a single class. In accordance with the requirements of the Merger Agreement and a Voting Agreement, dated February 16, 1999 (the "Voting Agreement") between certain principal stockholders and EMP Acquisition, on March 1, 1998, Boston Ventures Limited Partnership III, Boston Ventures Limited Partnership IIIA and Pemima L.P., the holders of an aggregate of 1,011,313 Class A Shares and 20,702,005 Class C Shares (representing approximately 75.2% of the outstanding voting power of American Media) executed and delivered to American Media an irrevocable written consent in favor of the adoption of the Merger Agreement. Accordingly, American Media has received sufficient consents to the adoption of the Merger Agreement and does not require the affirmative vote or consent of any other stockholder. Although according to Delaware law no further consents to the adoption of the Merger Agreement are required, the New York Stock Exchange has required American Media to solicit written consents from the other stockholders of American Media.

     Please read the enclosed materials carefully. Do not send us your stock certificates at this time. Once the Merger becomes effective, you will be advised of the procedure for surrendering your certificates in exchange for the Merger consideration described in the attached materials.

                                          Sincerely yours,

                                          Maynard Rabinowitz
                                          Secretary

                              AMERICAN MEDIA, INC.
                             600 EAST COAST AVENUE
                          LANTANA, FLORIDA 33464-0002

                            ------------------------

                               CONSENT STATEMENT
                           NOTICE OF APPRAISAL RIGHTS
                            ------------------------

     American Media, Inc. ("American Media") is sending to you and its other stockholders this Consent Statement in connection with its solicitation of consents to adopt the Agreement and Plan of Merger (the "Merger Agreement"), dated as of February 16, 1999, between American Media and EMP Acquisition Corp. ("EMP Acquisition"). The Merger Agreement provides that EMP Acquisition will merge (the "Merger") with and into American Media and that, as a result, you will be entitled to receive cash equal to $7.00 for each share of common stock (without interest) owned by you at the effective time of the Merger. EMP Acquisition is an affiliate of Evercore Capital Partners L.P. Annex A contains a complete copy of the Merger Agreement.

     As permitted under Delaware law, American Media is soliciting consents to the adoption of the Merger Agreement in lieu of calling a special stockholders meeting. Adoption of the Merger Agreement requires the approval of the holders of a majority of the voting power of the outstanding shares of American Media Class A Common Stock, par value $.01 per share (the "Class A Shares") and American Media Class C Common Stock, par value $.01 per share (the "Class C Shares" and together with the Class A Shares, the "Shares") voting together as a single class. In accordance with the requirements of the Merger Agreement and a Voting Agreement, dated February 16, 1999 (the "Voting Agreement") between certain principal stockholders and EMP Acquisition, on March 1, 1998, Boston Ventures Limited Partnership III, Boston Ventures Limited Partnership IIIA and Pemima L.P., the holders of an aggregate of 1,011,313 Class A Shares and 20,702,005 Class C Shares (representing approximately 75.2% of the outstanding voting power of American Media) executed and delivered to American Media an irrevocable written consent in favor of the adoption of the Merger Agreement. Accordingly, under Delaware law American Media has received sufficient consents to the adoption of the Merger Agreement and does not require the affirmative vote or consent of any other stockholder. Although according to Delaware law no further consents to the adoption of the Merger Agreement are required, the New York Stock Exchange ("NYSE") has required American Media to solicit written consents from the other stockholders of American Media. In accordance with such rules of the NYSE and the rules and regulations of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). American Media will solicit such additional consents to the adoption of the Merger Agreement for twenty business days prior to consummating the Merger.

     YOUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND HAS DETERMINED THAT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT ARE ADVISABLE, FAIR TO AND IN THE BEST INTERESTS OF THE STOCKHOLDERS OF AMERICAN MEDIA.

     This Consent Statement is being mailed on or about March [     ], 1999, to
persons who were shareholders of at the close of business on March 1, 1999.

                            ------------------------

           The date of this Consent Statement is March [     ], 1999.

                               TABLE OF CONTENTS

                                                             PAGE
                                                             ----
QUESTIONS AND ANSWERS ABOUT THE MERGER......................
SUMMARY.....................................................
THE PARTIES.................................................
THE MERGER..................................................
  Background of the Merger Agreement........................
  Recommendation of the Board of Directors..................
  Opinion of Financial Advisor..............................
Interests of Certain Persons in the Merger..................
  Certain Federal Income Tax Consequences...................
  Financing of the Merger...................................
  Accounting Treatment......................................
  Regulatory Approvals......................................
  Fees and Expenses.........................................
  Appraisal Rights..........................................
CONSENT SOLICITATION........................................
THE MERGER AGREEMENT........................................
  Effective Time of the Merger..............................
  Payment for Shares of Common Stock........................
  Representations and Warranties............................
  Certain Covenants.........................................
  No Solicitation of Transactions...........................
  Conditions to the Merger..................................
  Debt Purchase Offer.......................................
  Benefit Plans.............................................
  Termination...............................................
  Liability for Breaches of the Merger Agreement............
VOTING AGREEMENT............................................
SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA.............
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
  MANAGEMENT................................................
PER SHARE PRICES AND DIVIDENDS OF AMERICAN MEDIA, INC. CLASS
  A COMMON STOCK............................................
INDEPENDENT ACCOUNTANTS.....................................
FORWARD-LOOKING STATEMENTS..................................
WHERE YOU CAN FIND MORE INFORMATION.........................
INDEX OF DEFINED TERMS......................................

ANNEX A -- THE MERGER AGREEMENT

ANNEX B -- FAIRNESS OPINION OF LAZARD FRERES & Co., LLC.

ANNEX C -- SECTION 262 OF THE DGCL.

ANNEX D -- CONSENT CARD

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:  Please describe the acquisition transaction.

A: American Media and EMP Acquisition entered into the Merger Agreement on February 16, 1999. The Merger Agreement provides that once the stockholder approval process has been completed and the other conditions to the Merger have been satisfied, EMP Acquisition will merge with and into American Media. American Media will be the surviving corporation in the Merger.

Q: Please explain what I will be entitled to receive in connection with the Merger.

A: In the Merger, each Share (Class A or Class C) that you own will be canceled and converted into the right to receive $7.00 in cash without interest.

Q:  What approvals does the Merger require?

A: The adoption of the Merger Agreement requires the approval of the holders of a majority in voting power of the outstanding Class A Shares and Class C Shares voting together as a single class. In accordance with the requirements of the Merger Agreement and the Voting Agreement, on March 1, 1999 Boston Ventures Limited Partnership III, Boston Ventures Limited Partnership IIIA and Pemima L.P., the holders of an aggregate of 1,011,313 Class A Shares and 20,702,011 Class C Shares (representing approximately 75.2% of the outstanding voting power of American Media) executed and delivered to American Media an irrevocable written consent in favor of the adoption of the Merger Agreement. Accordingly, American Media has received sufficient consents to the adoption of the Merger Agreement under Delaware Law and does not require the affirmative vote or consent of any other stockholder. Although according to Delaware law no further consents to the adoption of the Merger Agreement are required, the NYSE has required American Media to solicit written consents from the other stockholders of American Media. In accordance with such rules of the NYSE and the rules and regulations of the Exchange Act, American Media will solicit such additional consents to the adoption of the Merger Agreement for twenty business days prior to consummating the Merger. The Merger also requires a filing under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act").

Q:  What do I need to do now?

A: Please read this document carefully, then complete, sign, date and mail the Consent Card in the enclosed return envelope as soon as possible. The
    Consent Solicitation ends on March [     ], 1999.

Q:  What do I do if I want to change my Consent?

A: You may revoke your Consent by sending a written notice of revocation or a later dated Consent Card revoking your prior Consent and containing different instructions to Peter Nelson, Executive Vice President at American
    Media by March   , 1999.

Q: If my Shares are held in "Street Name" by my Broker, will my Broker fill out my Consent Card for Me?

A: Your broker will execute your Consent Card only if you provide instructions on how to vote your Shares, following the directions provided by your Broker. Without instructions, your Shares will not be voted, which will have the effect of a vote against the adoption of the Merger Agreement.

Q:  Should I send in my stock certificates now?

A: No. When the Merger is completed, we will send holders of stock certificates representing Shares issued and outstanding immediately prior to the Effective Time of the Merger additional written instructions for exchanging their share certificates and for receiving payment for their shares.

Q:  Will I have appraisal rights as a result of the Merger?

A: Yes. The holders of Class A Shares and Class C Shares have appraisal rights. If you wish to exercise your appraisal rights you must follow the requirements of Delaware law. A summary describing the requirements you must follow in order to exercise your appraisal rights is described in "The
    Merger -- Appraisal Rights" on page   .

Q:  When do you expect the Merger to be completed?

A: We are working toward completing the Merger as quickly as possible. We hope to complete the Merger during the second calendar quarter of 1999.

Q:  Will I recognize a gain or loss on the transaction?

A: Yes. If the Merger is consummated, you will recognize gain or loss for United States federal income tax purposes. You are urged to consult your own tax advisor to determine your particular tax consequences.

Q:  Whom should I call with questions?

A: If you have any questions about the Merger, please call Peter Nelson, Executive Vice President at American Media at (561) 540-1000.

                                    SUMMARY

     This Summary highlights selected information from this document and may not contain all of the information that is important to you. To understand the Merger fully and for a more complete description of the terms of the Merger, you should read carefully this entire document and the documents to which we have referred you. See "Where You Can Find More Information" on page . We encourage you to read the Merger Agreement which is attached hereto as Annex A. It is the legal document that governs the Merger. We have included page references in parentheses to direct you to a more complete description of the topics presented in this summary.

THE PARTIES (SEE PAGE   )

        American Media, Inc.
        600 East Coast Avenue
        Lantana, Florida 33464-0002
        (561) 540-1000

     American Media, Inc., a Delaware corporation, operates through its subsidiaries as a leading publisher in the field of personality journalism. American Media publishes National Enquirer, Star, Weekly World News and Country Weekly.

        EMP Acquisition Corp.
        65 East 55th Street
        New York, New York 10022
        (212) 857-3100

     EMP Acquisition Corp. was organized at the direction of EMP Group LLC for the purpose of entering into the Merger Agreement with American Media and closing the Merger and related transactions and has not carried on any activities to date other than activities incident to its formation and activities taken in connection with the transactions contemplated by the Merger Agreement. EMP Group LLC is governed by a Board of Members controlled by Evercore Capital Partners L.P., commonly known as "Evercore Partners."

SUMMARY OF THE TRANSACTION (SEE PAGE   )

     The Merger Agreement (Annex A) is attached at the back of this Consent Statement. We encourage you to read the Merger Agreement as it is the legal document that governs the Merger.

     American Media and EMP Acquisition entered into the Merger Agreement on February 16, 1999. The Merger Agreement provides for the merger of EMP Acquisition with and into American Media. American Media will be the surviving corporation in the Merger.

WHAT YOU WILL BE ENTITLED TO RECEIVE IN THE MERGER (SEE PAGE   )

     Upon consummation of the Merger, each Class A Share and Class C Share will be canceled and converted into the right to receive $7.00 in cash, without interest.

INCOME TAX CONSEQUENCES (SEE PAGE   )

     If the Merger is consummated, a holder of Shares will recognize gain or loss for federal income tax purposes equal to the difference between (a) the sum of cash received as Merger Consideration and (b) the holder's tax basis in the Shares surrendered. TAX MATTERS ARE COMPLICATED, AND TAX RESULTS VARY AMONG STOCKHOLDERS. WE URGE YOU TO CONTACT YOUR OWN TAX ADVISOR TO UNDERSTAND FULLY HOW THE MERGER WILL AFFECT YOU.

CONSENT OF AMERICAN MEDIA STOCKHOLDERS (SEE PAGE   )

     There will be no special meeting of stockholders to adopt the Merger Agreement. Instead, American Media requests your consent to the adoption of the Merger Agreement in order to comply with the rules of the

NYSE. The adoption of the Merger Agreement requires the approval of the holders of a majority in voting power of the outstanding Class A Shares and Class C Shares voting together as a single class. In accordance with the requirements of the Merger Agreement and the Voting Agreement, on March 1, 1999, Boston Ventures Limited Partnership III, Boston Ventures Limited Partnership IIIA and Pemima L.P., the holders of an aggregate of 1,011,313 Class A Shares and 20,702,005 Class C Shares (representing approximately 75.2% of the outstanding voting power of American Media) executed and delivered to American Media an irrevocable written consent in favor of the adoption of the Merger Agreement. Accordingly, American Media has received sufficient consents to the adoption of the Merger Agreement under Delaware law and does not require your consent or the consent of any other stockholder to effect the Merger. Although according to Delaware law no further consents to the adoption of the Merger Agreement are required, the NYSE has required American Media to solicit written consents from the other stockholders of American Media. Thus, to comply with the NYSE rules, American Media requests your consent to the adoption of the Merger Agreement.

RECORD DATE; VOTING RIGHTS

     If you owned Shares as of the close of business on March 1, 1999, the Record Date, you are entitled to receive notice of this Consent Statement and give your consent to the adoption of the Merger Agreement. Each Class A Share has one vote and each Class C Share has three votes with respect to the solicitation of consents in favor of the adoption of the Merger Agreement.

BOARD RECOMMENDATION (SEE PAGE   )

     The American Media Board of Directors has determined that the consideration to be paid to the American Media stockholders in connection with the Merger is fair to such holders and has unanimously approved the Merger Agreement. The American Media Board further determined that the Merger Agreement and the Merger is advisable, fair to and in the best interests of American Media and its stockholders and the Board unanimously recommends that the stockholders consent to the adoption of the Merger Agreement.

FAIRNESS OPINION (SEE PAGE   )

     In deciding to approve the Merger, the American Media Board of Directors considered, among other things, the opinion of Lazard Freres & Co. LLC ("Lazard"), which was orally delivered to the American Media Board on February 15, 1999 (and subsequently confirmed in writing on February 16, 1999) that, as of such date, the Merger consideration to be received by the American Media stockholders pursuant to the Merger Agreement is fair from a financial point of view to the American Media stockholders taken as a whole (other than EMP Acquisition and its affiliates). The written opinion of Lazard, which sets forth the assumptions made, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this document.

     In connection with delivering its opinion, Lazard performed a variety of financial analyses. These analyses included examining the historical trading prices of American Media Class A Shares, and reviewing and analyzing prior similar transactions. The Lazard opinion does not constitute a recommendation as to whether any stockholder should consent to the adoption of the Merger Agreement.

     Pursuant to an engagement letter with Lazard, American Media is obligated to pay Lazard a fee of $3.45 million, $500,000 of which was due upon delivery of its opinion, and the balance upon consummation of the Merger. American Media has also agreed to reimburse Lazard for its reasonably out-of-pocket expenses and to indemnify Lazard against certain liabilities in connection with their engagement, including certain liabilities under the federal securities laws.

     HOLDERS OF AMERICAN MEDIA SHARES ARE ENCOURAGED TO READ, AND SHOULD READ, THE ENTIRE OPINION CAREFULLY.

INTERESTS OF CERTAIN PERSONS IN THE MERGER (SEE PAGE   )

     In considering the American Media Board's recommendation that you consent to the adoption of the Merger Agreement, you should be aware that a number of directors and officers of American

Media have interest in the Merger that are different from yours. In particular, several officers of the Company (Messrs. Cocce, Hoyt, Linskey, Roos, Clontz, Nelson, Smith, Cornella and Roscoe and Ms. Napoitano) hold options to acquire Shares pursuant to the terms of American Media's Amended and Restated Stock Option Plan. Pursuant to the terms of the Merger Agreement all options to acquire Shares will be canceled and the option holders will receive a payment equal to the difference between the option exercise price and the $7.00 Merger Consideration, multiplied by the number of Shares that would be acquired upon exercise thereof. All options that are not yet vested will be accelerated and become exercisable pursuant to the terms of the Merger Agreement. The total number of options held by the officers that will become vested pursuant to this term is approximately 288,499 options with an average exercise price for such options of approximately $5.72. Certain of American Media's officers are covered by American Media's severance plan which provides severance pay based on seniority to officers who are terminated by American Media. In addition, American Media will continue certain indemnification and liability insurance arrangements for its directors and officers after the Merger and will release the directors and officers from liabilities arising from actions taken in their capacity as a director or officer except for liabilities arising from willful misconduct, fraudulent or criminal activity. The existing directors and officers are not otherwise participating in the transactions contemplated by the Merger Agreement, have not entered into any special employment or consulting arrangements and will not have any equity interest in American Media upon consummation of the Merger.

     The Board of Directors of American Media recognized these interests and determined that they neither supported nor detracted from the fairness of the Merger to the stockholders of American Media.

CONDITIONS TO THE MERGER (SEE PAGE   )

     American Media and EMP Acquisition are not required to complete the Merger unless various conditions are satisfied. These include:

     - satisfaction of the stockholder approval process,

     - receipt of HSR Act clearance,

     - no injunction that prohibits the Merger,

     - no governmental or third party proceeding that materially limits the ownership or operation of American Media by EMP Acquisition,

     - consummation of a debt tender for certain of American Media's outstanding debt securities if requested by EMP Acquisition,

     - the receipt of the Merger financing proceeds,

     - accuracy of representations and warranties and compliance with covenants,

     - no material adverse effect with respect to the business of American Media, and

     - stockholders comprising less than 20% of the outstanding Shares demand appraisal rights.

TERMINATION OF THE MERGER AGREEMENT (SEE PAGE   )

     American Media and EMP Acquisition can mutually agree to terminate the Merger Agreement at any time. Either party may terminate the Merger Agreement if a governmental authority prohibits or restrains the Merger or if the Merger is
not consummated by                (the "Termination Date").

     American Media may terminate the Merger Agreement if EMP Acquisition materially breaches a representation, warranty or covenant and such breach may not be cured within 30 days of notice or by the Termination Date and EMP Acquisition may terminate the Merger Agreement if American Media materially breaches a representation, warranty or covenant and such breach may not be cured within 30 days of notice or by the Termination Date.

     American Media may not terminate the Merger Agreement to accept a competing transaction proposal.

NO SOLICITATION BY AMERICAN MEDIA (SEE PAGE   )

     American Media has agreed not to solicit alternative proposals and not to negotiate with, or provide information to, an entity seeking or contemplating an acquisition of American Media.

FINANCING (SEE PAGE   )

     EMP Acquisition has delivered to American Media copies of commitment letters from The Chase Manhattan Bank and Chase Securities, Inc. to provide (i) $425 million of senior secured credit facilities (of which $375 million is expected to be drawn in connection with the closing) and (ii) underwrite the sale of $225 million in aggregate principal amount of senior subordinated notes (or if such notes may not be sold, to provide $225 million in senior subordinated loans). EMP Acquisition also delivered a commitment letter to American Media from EMP Group LLC to provide $235 million of equity financing. These commitment letters are subject to customary conditions precedent.

REGULATORY APPROVALS FOR THE MERGER (SEE PAGE   )

     The only regulatory approval required to consummate the Merger is clearance under the HSR Act which the parties expect to receive by the [Mid-March] 1999.

RIGHTS OF STOCKHOLDERS WHO DO NOT CONSENT TO THE MERGER (SEE PAGE   )

     Stockholders who do not consent to the adoption of the Merger Agreement are entitled to demand appraisal rights subject to the terms and conditions of
Delaware law as set forth on page      of this document.

SHARE MARKET PRICE INFORMATION (SEE PAGE   )

     American Media Class A Shares are listed on the NYSE. On February 16, 1999, the last full trading day prior to the announcement of the transaction, the reported closing sales price per Class A Share on the NYSE Composite Transaction
Tape was $6 9/16. On March   , 1999, the most recent practicable date prior to
the printing of this document, the reported closing sales price per Class A
Share of American Media on the NYSE Composite Transaction Tape was $          .

FORWARD LOOKING STATEMENTS

     This document (and documents that are incorporated by reference) includes various forward-looking statements about American Media that are subject to risks and uncertainties. Forward-looking statements include information concerning future results of American Media as well as statements preceded by, followed by or that include the words "believes", "expects" or "anticipates" or similar expressions. You should understand that certain important factors, in addition to those discussed elsewhere in this document and in the documents which we incorporate by reference in this Consent Statement, could affect the actual future results of American Media and could cause those results or trends to differ materially from those expressed in our forward-looking statements. Stockholders are cautioned not to place undue reliance on such statements which only speak as of the date hereof.

SUMMARY CONSOLIDATED FINANCIAL AND OPERATING DATA

     The following table presents certain historical consolidated financial data for American Media derived from the consolidated financial statements of American Media and should be read in connection with those financial statements which are incorporated by reference in this Consent Statement. See "Where You Can Find More Information".

                                                       FISCAL YEAR ENDED                       THREE FISCAL QUARTERS ENDED
                                   ---------------------------------------------------------   ---------------------------
                                   MARCH 28,   MARCH 17,   MARCH 25,   MARCH 31,   MARCH 30,   DECEMBER 29,   DECEMBER 28,
                                     1994        1995        1996       1997(1)      1998          1997           1998
                                   ---------   ---------   ---------   ---------   ---------   ------------   ------------
                                                            (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF INCOME DATA:
Operating Revenues...............  $300,035    $315,299    $295,050    $315,988    $307,684      $235,805       $222,183
Operating Expenses(2)............   214,142     230,954     229,283     229,398     237,724       179,196        178,954
                                   --------    --------    --------    --------    --------      --------       --------
Operating Income.................    85,893      84,345      65,767      86,590      69,960        56,609         43,229
Interest Expense.................   (28,721)    (35,885)    (56,715)    (56,284)    (50,486)      (38,178)       (35,575)
Other Income (expense), Net......    (3,343)     (1,559)     (1,345)     (1,855)     (1,790)         (942)         3,387
                                   --------    --------    --------    --------    --------      --------       --------
Income before Income Taxes and
  Extraordinary Charge...........    53,829      46,901       7,707      28,451      17,684        17,489         11,041
Income Taxes.....................    26,016      23,490       8,714      16,440      12,152        10,676          8,311
Income (Loss) before
  Extraordinary Charge...........    27,813     (23,411)     (1,007)     12,011       5,532         6,813          2,730
Extraordinary Charge(3)..........        --     (11,635)         --          --          --      --(2,161)
                                   --------    --------    --------    --------    --------      --------       --------
Net Income (Loss)................  $ 27,813    $ 11,776    $ (1,007)   $ 12,011    $  5,532      $  6,813       $    569
                                   ========    ========    ========    ========    ========      ========       ========
Basic and Diluted Earnings (Loss)
  per Share:(4)
  Before Extraordinary Charge....  $   0.67    $   0.56    $  (0.02)   $   0.29    $   0.13      $   0.16       $   0.06
  Net Income (Loss)..............      0.67        0.28       (0.02)       0.29        0.13          0.16           0.01
Cash Dividends per Share of
  Common Stock(5)................      0.20        7.10          --          --          --            --             --

BALANCE SHEET DATA:
Cash and Cash Equivalents........  $  7,596    $  6,297    $  4,643    $  8,230    $  7,405      $  3,469       $  7,502
Total Assets.....................   729,865     711,410     686,920     669,894     648,060       644,820        632,719
Total Debt(6)....................   322,199     579,844     558,906     528,662     497,535       449,865        473,384
Total Stockholders' Equity(5)....   321,331      37,016      35,976      47,781      58,338        59,366         59,146

OTHER DATA:
Depreciation.....................  $  5,843    $  6,546    $  7,303    $  8,145    $  9,252      $  6,765       $  8,187
Amortization of Intangibles......    28,278      28,504      23,075      21,075      21,075        15,806         15,806
Noncash Interest Expense(7)......    11,005       9,080       4,425       4,644       2,812         2,243          1,169
Capital Expenditures.............     7,724       8,307       9,072       8,526      11,018         7,151         11,662

---------------
(1) Fiscal 1997 includes 53 weeks as compared to 52 weeks for all other fiscal years presented.

(2) Data include television advertising expense of $16,093, $9,441, $6,296, $1,217 and $1,062 for fiscal years 1994, 1995, 1996, 1997 and 1998 and
    $1,010 and $443 for the three fiscal quarters ended December 29, 1997 and December 28, 1998, respectively.

(3) Consists primarily of the write-off of deferred debt costs and charges relating to refinancing of indebtedness.

(4) Reflects the adoption of SFAS No. 128, "Earnings per Share" which had no effect on previously reported earnings per share data.

(5) Reflects fiscal 1995 payment of a special dividend of $7 per share totaling $292,250.

(6) Increase in total debt in fiscal 1995 reflects the November 1994 refinancing of indebtedness in connection with the payment of a special dividend.

(7) Noncash interest expense represents accretion of discount interest on certain zero coupon notes retired in fiscal 1995 and amortization of deferred debt costs.

                                  THE PARTIES

AMERICAN MEDIA

     American Media, a Delaware corporation, operates through its subsidiaries as a leading publisher in the field of personality journalism. It publishes National Enquirer, Star, Weekly World News, and Country Weekly, with a current aggregate weekly circulation in excess of 4.5 million copies. Excluding the revenue from the Soap Properties, American Media generated $284 million in pro forma revenues for the fiscal year ended March 30, 1998. In February 1999, American Media sold certain trademark and publishing assets of the publications Soap Opera Magazine and Soap Opera News (the "Soap Properties") for $10 million in cash and assumption by the buyer of the publications' deferred subscription liabilities. The headquarters and principal executive offices of American Media are located at 600 East Coast Avenue, Lantana, Florida, 33464-0002, and its telephone number is (561) 540-1000.

EMP ACQUISITION

     EMP Acquisition was formed by EMP Group LLC for the purpose of consummating the Merger. EMP Group LLC is a Delaware limited liability company that is managed by a board of members controlled by Evercore Capital Partners L.P. ("Evercore Partners"). Evercore Partners is a private investment firm headquartered in New York, New York. After the Merger, EMP Acquisition will cease to exist and American Media will continue as the surviving corporation. The headquarters and principal executive offices of EMP Acquisition are located at 65 East 55th Street, New York, New York 10022, and its telephone number is
(212) 857-3200.

                                   THE MERGER

BACKGROUND OF THE MERGER

     In early 1998, two parties contacted American Media inquiring whether it was interested in pursuing a sale transaction. While these two parties did not propose a viable offer to acquire American Media, the Board of Directors concluded that in light of the challenges facing American Media's business, including declining newstand sales of its core publications adverse publicity after the death of Princess Diana, competition from television and other forms of personality journalism and continued price pressure from the consolidation of newspaper and magazine retailers, it was in the best interests of American Media and its stockholders for the Board to evaluate American Media's strategic alternatives. The Board discussed hiring an investment banking firm to assist its evaluation and after discussing and interviewing other candidates, the Board retained Lazard as its financial advisor.

     In May 1998, American Media authorized Lazard to conduct an organized marketing effort to explore American Media's strategic options. During May and June 1998, Lazard initiated contacts with 21 parties with a potential interest in American Media. Some of these parties had already begun discussions with American Media prior to Lazard's involvement and had conducted some due diligence. Of the 21 parties initially contacted, 8 requested additional information on American Media. Upon signing non-disclosure agreements, these parties received non-public evaluation materials including financial projections for American Media and various other internal data on American Media's operations and performance.

     Based on preliminary discussions with these parties concerning their potential interest in a transaction including their preliminary indications of value, 3 were invited to attend management presentations and to perform direct legal, financial and operational due diligence. At the conclusion of the due diligence process, the parties were requested to submit definitive acquisition proposals by July 14, 1998. On that day, one of the parties submitted a proposal to acquire substantially all the outstanding shares of American Media. Upon evaluation of the proposal, American Media concluded that it was insufficient in a variety of respects including price, structure and certainty of closing and chose not to enter into negotiations with the party. The offer was subsequently withdrawn. None of the other parties made an offer for American Media.

     Upon the conclusion of the initial marketing process, in mid-July it was agreed that Lazard would contact a number of additional parties who had not been contacted as part of the initial marketing process. As part of this effort, Lazard contacted 7 additional parties including Evercore Partners. Upon signing non-disclosure

                                       6.1
agreements, each of these parties received the non-public evaluation materials but only Evercore Partners expressed an interest in pursuing additional due diligence on American Media. During the subsequent months, Evercore Partners met with management and performed direct legal, financial and operational due diligence on American Media. In December 1998, Evercore Partners made an oral offer to purchase American Media for cash consideration of $7.00 per share subject to a number of conditions.

     From January to February, representatives of American Media and Evercore Partners met to negotiate the terms of the Merger Agreement, the Voting Agreement and the other ancillary documents relating to the Merger. On February 8-9 the legal representatives of Evercore Partners and American Media met by telephone and narrowed the number of remaining issues and a Board meeting was scheduled for February 10, 1999 to discuss issues concerning the proposed transaction. As a result of these negotiations the terms of the transaction were significantly improved from Evercore Partners' initial proposal, including, but not limited to, the acceptance by Evercore Partners of changes to the Merger Agreement that limited their time to close the Merger, the agreement by Evercore Partners to guarantee the obligations of EMP Acquisition up to $10 million, the liberalization of certain restrictions in the Merger Agreement on American Media's ability to conduct its business during the period prior to the consummation of the Merger, and improvements in the scope of certain of the representations and warranties in the Merger Agreement.

     On February 10, 1998, the Board of Directors met to review the details of the proposed transaction. At the Board meeting, the Board of Directors reviewed terms of the proposal from Evercore Partners, received advice of counsel, and a presentation from representatives of Lazard. Lazard reviewed with the Board of Directors the process that led to the proposed offer including the universe of potentially interested parties which had been contacted and their indicated levels of interest at pursuing a transaction. Lazard also provided to the Board an overview of the terms of the proposed transaction and compared the consideration offered by Evercore to the theoretical value of American Media as implied by a variety of standard valuation methodologies. After receiving such material and after reviewing various additional information relating to the proposed transaction, the Board discussed the advantages and disadvantages of the proposed transaction and posed various questions to management and American Media's legal and financial advisors. See "The Merger -- Recommendation of the Board of Directors". The Board then authorized management and its advisors to continue negotiations and agreed to meet on a subsequent date to decide the matter.

     From February 10 to February 15, 1999 the senior officers of American Media and representatives of Evercore Partners, along with their respective legal and financial advisors discussed the remaining open issues with respect to the proposed transaction and by the morning of February 15, 1999 the terms of the proposed transaction were finalized.

     At a special meeting of the Board on February 15, 1999, the Board reviewed the final terms and conditions of the transaction, including a review of the final terms of the Merger Agreement and Lazard reviewed for the Board its conclusions of its analysis of the fairness of the transaction. At such meeting, Lazard delivered its opinion to the Board of Directors orally which was subsequently confirmed in writing that, based upon and subject to the various considerations set forth in the opinion, that the Merger Consideration to be paid to the holders of Shares taken as a whole (other than EMP Acquisition and its affiliates) was fair from a financial point of view. The Board discussed the proposed transaction and posed various questions to management and its legal and financial advisors. The Board then unanimously approved the terms and conditions of the proposed transaction, including the terms and conditions of the Merger Agreement, subject only to Evercore Partners receiving the financing commitment papers and the receipt of certain related documentation which was expected early on February 16, 1999.

     The parties executed the Merger Agreement on February 16, 1999 and publicly announced the transaction at the close of business on February 16, 1999.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     In making the determination and recommendation described below, American Media's Board considered a number of factors, including, without limitation, the following:

     - the historical and prospective operations of American Media and the challenges facing its business, including, the decline in newsstand sales of its core publications, the adverse publicity against personality journalism after the death of Princess Diana, the pressure on pricing caused by the consolidation of wholesalers and retailers of American Media's publications, newsprint price volatility and increased competition for retail checkout space in supermarkets;

     - the price being paid in the transaction represents a 29.7% premium over the $5.40 average closing sales price over the 30 trading days leading up to the announcement of the transaction on February 16, 1999;

     - the fact that no other party demonstrated sufficient interest in a potential acquisition of American Media despite the extensive auction process undertaken by Lazard over the six month period in which Lazard contacted 28 potential acquirors;

     - the support of the proposed transaction by the largest stockholders of American Media;

     - the opinion of Lazard and the presentation to the Board by Lazard to the effect that the consideration to be received by the holders of Shares in the Merger was fair to such holders from a financial point of view. See "The Merger -- Opinion of Financial Advisor";

     - the benefits provided generally to American Media's customers, employees and the communities served by American Media because of Evercore Partner's commitment to continue to grow the business; and

     - the matters described under "Special Considerations -- Interests of Certain Persons in the Merger" which the Board concluded do not detract from the value of the transaction to American Media's Stockholders.

     On February 15, 1999, all of the members of the Board of Directors of American Media, for the reasons stated above, and based, in part, on the opinion of Lazard (i) determined that the Merger Agreement and the transactions contemplated thereby was advisable, fair to and in the best interests of American Media and its Shareholders, (ii) approved and adopted the Merger Agreement.

OPINION OF FINANCIAL ADVISOR

     On February 10, 1999, Lazard discussed the Merger at a meeting of the Board of Directors. On February 15, 1999, Lazard delivered its oral opinion to the Board of Directors, which opinion was reconfirmed by delivery of its written opinion dated February 16, 1999, to the effect that, as of February 16, 1999, based upon and subject to the various considerations set forth in the opinion, the Merger Consideration (as defined hereunder) was fair to the holders of Shares, taken as a whole (other than EMP Acquisition and its affiliates), from a financial point of view.

     A copy of the full text of the opinion of Lazard dated February 16, 1999, which sets forth the assumptions made, matters considered and limitations on the review undertaken in connection with the opinion, is attached hereto as Annex B. This summary discussion of such opinion of Lazard is qualified in its entirety by reference to the full text of such opinion. The engagement of Lazard and its opinion are for the benefit of the Board of Directors, and its opinion was rendered to the Board of Directors in connection with its consideration of the Merger. Lazard's opinion is directed only to the fairness of the Merger Consideration from a financial point of view to holders of the Shares, taken as a whole (other than EMP Acquisition and its affiliates), and does not address any other aspects of the Merger. The opinion is not intended to, and does not constitute, a recommendation to any holder of Shares as to how such holder should vote with respect to the Merger. Holders of Shares are urged to read the opinion of Lazard in its entirety.

     In connection with its written opinion dated February 16, 1999 to the Board of Directors, Lazard:

          (i) reviewed the financial terms and conditions of the Merger
     Agreement;

          (ii) analyzed certain historical business and financial information relating to American Media;

          (iii) reviewed various financial forecasts and other data provided to Lazard by American Media relating to its business;

          (iv) held discussions with members of senior management of American Media with respect to the business and prospects of American Media and the strategic objectives of American Media;

          (v) reviewed public information with respect to certain other companies in lines of business Lazard believed to be generally comparable to the business of American Media;

          (vi) reviewed the financial terms of certain business combinations involving companies in lines of business Lazard believed to be generally comparable to those of American Media;

          (vii) reviewed the historical stock prices and trading volumes of Class A Shares; and

          (viii) conducted such other financial studies, analyses and investigations as Lazard deemed appropriate.

     Lazard relied upon the accuracy and completeness of the foregoing information and did not assume any responsibility for any independent verification of such information or any independent valuation or appraisal of any of the assets or liabilities of American Media or concerning the solvency of or issues relating to solvency concerning American Media. With respect to financial forecasts, Lazard assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of American Media as to the future financial performance of American Media. Lazard assumed no responsibility for and expressed no view as to such forecasts or the assumptions on which they were based.

     The written opinion of Lazard was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to it as of, February 16, 1999. In rendering its opinion, Lazard did not address the relative merits of the Merger, any alternative potential transaction or American Media's underlying decision to effect the Merger.

     In rendering its opinion, Lazard assumed that the Merger would be consummated on the terms described in the Merger Agreement, without any waiver of any material term or condition by American Media.

     The following is a summary of the material financial and comparative analyses performed by Lazard in connection with providing its oral opinion to the Board of Directors and reviewing it with the Board of Directors at its meeting on February 10, 1999.

     Comparable Publicly Traded Companies Analysis. Lazard reviewed and compared certain actual and estimated financial, operating and stock market information of companies in lines of business believed to be generally comparable to those of American Media in the magazine publishing industry. Such companies included:

     - CMP Media Inc.,

     - Meredith Corp.,

     - Primedia Inc.,

     - Readers Digest Association, Inc.,

     - Scholastic Corp. and

     - Ziff-Davis Inc. (collectively, the "Selected Comparable Magazine Publishers").

The analysis indicated that the enterprise value of the Selected Comparable Magazine Publishers as a multiple of 1998 estimated revenues ranged from 0.81x to 2.83x, as a multiple of 1999 estimated revenues ranged from 0.76x to 2.59x, as a multiple of 1998 estimated earnings before interest, taxes, depreciation and amortization

("EBITDA") ranged from 11.5x to 14.0x, as a multiple of 1999 estimated EBITDA ranged from 9.1x to 12.7x, as a multiple of 1998 estimated earnings before interest and taxes ("EBIT") ranged from 14.5x to 30.9x and as a multiple of 1999 estimated EBIT ranged from 12.6x to 30.0x.

     Lazard also reviewed and compared certain actual and estimated financial, operating and stock market information of companies in lines of business believed to be generally comparable to those of American Media in the newspaper publishing industry. Such companies included:

     - Central Newspapers Inc.,

     - Dow Jones & Company Inc.,

     - Gannett Co. Inc.,

     - Journal Register Co.,

     - Knight-Ridder Inc.,

     - McClatchy Newspapers Inc.,

     - The New York Times Co.,

     - Pulitzer Publishing Co.,

     - E.W. Scripps Co.,

     - The Times Mirror Co.,

     - Tribune Co. and

     - The Washington Post Co. (collectively, the "Selected Comparable Newspaper Publishers").

The analysis indicated that the enterprise value of the Selected Comparable Newspaper Publishers as a multiple of 1998 estimated revenues ranged from 1.59x to 3.64x, as a multiple of 1999 estimated revenues ranged from 1.54x to 3.52x, as a multiple of 1998 estimated EBITDA ranged from 8.5x to 11.5x, as a multiple of 1999 estimated EBITDA ranged from 7.7x to 10.6x, as a multiple of 1998 estimated EBIT ranged from 11.3x to 15.0x and as a multiple of 1999 estimated EBIT ranged from 10.6x to 13.7x.

     Based upon the projections provided by the management of American Media which reflected the impact of the divestiture of the Soap Properties, the Merger Consideration indicated that the enterprise value as a multiple of 1998 estimated revenues was 2.79x, as a multiple of 1999 estimated revenues was 2.66x, as a multiple of 1998 estimated EBITDA was 7.9x, as a multiple of 1999 estimated EBITDA was 8.2x, as a multiple of 1998 estimated EBIT was 11.5x and as a multiple of 1999 estimated EBIT was 11.9x.

     Selected Precedent Transactions Analysis. Lazard reviewed selected publicly available financial, operating and stock market information of 19 acquisition transactions in the magazine publishing industry since 1994 (the "Selected Magazine Publishing Transactions") and to 16 acquisition transactions in the newspaper publishing industry since 1994 (the "Selected Newspaper Publishing Transactions"). Based upon such information for the Selected Magazine Publishing Transactions, the transaction value as a multiple of last twelve months ("LTM") revenues ranged from 1.2x to 4.9x and to LTM EBITDA ranged from 8.5x to 19.3x. Based upon such information for the Selected Newspaper Publishing Transactions, the transaction value as a multiple of LTM revenues ranged from 1.5x to 5.9x and to LTM EBITDA ranged from 8.3x to 23.1x. Based upon financial information provided by the management of American Media which reflected the impact of the divestiture of the Soap, the Merger Consideration indicated that the enterprise value as a multiple of LTM revenues was 2.9x and LTM EBITDA was 8.1x.

     Premiums Paid Analysis. Lazard reviewed the publicly available information concerning premiums paid in 18 acquisition transactions in the newspaper and magazine industries since 1990. The purchase prices paid in all such transactions represented median premiums of approximately 15.1%, 16.9% and 21.2%, respectively, over the closing prices of the target company's stock on the day prior, one week prior and four weeks prior to announcement. Lazard noted that the Merger Consideration represented a premium of approximately 25.8%, 27.3% and 40.0%, respectively, over the closing price of the Shares on February 8, 1999, and one week and four weeks prior to such date.

     Discounted Cash Flow Analysis. Based upon forecasts provided by the management of American Media which reflected the impact of the divestiture of the Soap Properties, Lazard estimated the net present value of the future free cash flows of American Media. Lazard used discount rates ranging from 10.0% to 13.0% and terminal multiples of estimated EBITDA in year 2004 ranging from 7.0x to 8.5x. This analysis indicated net present equity value reference ranges per Share of approximately $5.48 to $10.27.

     Leveraged Buyout Analysis. Lazard prepared an analysis based upon projections provided by the management of American Media which reflected the impact of the divestiture of the Soap Properties, and on the then-current economic and market conditions as to the consideration a leveraged buy-out purchaser might be able to pay to acquire American Media. Lazard assumed a capital structure and rates for the bank debt that are consistent with financing commitments made by The Chase Manhattan Bank to Evercore Partners in connection with the Merger. Lazard calculated internal rate of return for financial buyer at an assumed purchase price of $7.00 per share and assumed EBITDA exit multiples in 2004 ranging from 7.0x to 8.5x.

     The summary set forth above does not purport to be a complete description of the analyses performed by Lazard, although it is a summary of the material financial and comparative analyses performed by Lazard in arriving at its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or the summary set forth above without considering the analyses as a whole, could create an incomplete or misleading view of the process underlying the opinion of Lazard. No company or transaction used in the above analyses as a comparison is identical to American Media, or the transactions contemplated by the Merger Agreement. In arriving at its opinion, Lazard considered the results of all such analyses and did not assign relative weights to any of the analyses. The analyses were prepared solely for the purpose of Lazard providing its opinion to the Board of Directors in connection with its consideration of the Merger and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold, which may be significantly more or less favorable than as set forth in these analyses. Lazard made, and was provided estimates and forecasts by American Media's management based upon, numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of American Media and Lazard. Similarly, any estimate of values or forecast of future results contained in the analyses is not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses.

     In performing its analyses, Lazard made numerous assumptions with respect to industry performance, general business and economic conditions and other matters. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of American Media, Lazard, or any other person assumes responsibility if future results or actual values are materially different from those forecasts or estimates contained in the analyses.

     The opinion and presentation of Lazard to the Board of Directors was only one of many factors taken into consideration by the Board of Directors in making its determination to approve the Merger Agreement. In addition, the terms of the Merger Agreement were determined through arm's-length negotiations between American Media and Evercore Partners, and were approved by the Board of Directors.

     Lazard is an internationally recognized investment banking firm and is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, leveraged buyouts, and valuations for estate, corporate and other purposes. Lazard was selected to act as investment banker to the Board of Directors because of its expertise and its reputation in investment banking and mergers and acquisitions.

     In connection with Lazard's services as investment banker to American Media, including its delivery of the opinion summarized above, American Media has agreed to pay Lazard a fee of $3.45 million, a substantial portion of which is contingent upon the completion of the Merger. Lazard has in the past provided financial advisory services to American Media for which it received usual and customary compensation. American Media also has agreed to reimburse Lazard for its reasonable out-of-pocket expenses

(including reasonable fees and expenses of its legal counsel) and will indemnify Lazard and certain related parties against certain liabilities that may arise out of the rendering of the opinion.

     In the ordinary course of its business, Lazard and its affiliates may actively trade in the securities of American Media for its own account and for the account of its customers and, accordingly, may at any time hold a long or short position.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     Shareholders should be aware that certain executive officers and members of the Board of Directors of American Media have certain interests in addition to the interests as shareholders of American Media generally.

  Severance Plan.

     Effective January 1, 1991, American Media adopted an employee severance plan. This plan provides that if American Media terminates the employment of any of its employee or those of its subsidiaries for general work force reductions, elimination of the employee's position or for its convenience, the employee is entitled to a severance payment equal to one week of cash compensation (current salary plus a pro-rated amount of the most recently earned bonus) for each of the past five years he was employed by American Media and two weeks of such compensation for each year during which he was employed in excess of five years. Messrs. Callahan, Rabinowitz and Boylan are directors and executive officers of American Media who, if terminated, would receive severance payments under this program.

  Stock Option Plan.

     American Media has adopted an Amended and Restated Stock Option Plan on August 22, 1997 pursuant to which certain officers of American Media hold unvested options to purchase Shares. The terms of the Merger Agreement provide that all options be vested and exercisable upon consummation of the Merger and for the payment of the difference between the exercise price and the Merger Consideration for each option canceled. No directors of American Media hold such options and approximately 288,499 options are held by officers of American Media with a weighted average value of $5.72.

  Indemnification and Releases for Officers and Directors.

     After completion of the Merger, American Media and its subsidiaries will release all its officers and directors from all claims they may have against them in their capacities as such except for claims resulting from their willful misconduct, fraudulent or criminal activity. These releases will not cover loans from American Media or its subsidiaries to its officers or directors. American Media has agreed to continue to indemnify its officers and directors against losses, claims, liabilities and expenses (including reasonable attorneys' fees) arising from such person's serving as an officer or director of American Media or its subsidiaries. This indemnity covers transactions contemplated by the Merger Agreement. In addition, American Media must maintain its existing officer's and director's liability insurance coverage for a six-year period after completion of the Merger. The annual premium, however, for this insurance may not be more than twice the current annual amount paid by American Media.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following is a general summary of the material federal income tax consequences of the Merger to American Media stockholders. The following discussion is for general information only and may not apply in particular categories of holders, such as financial institutions, broker dealers and tax-exempt entities, foreign persons or shareholders who acquired their shares upon the exercise of stock options or in other compensatory transactions. Furthermore, no foreign, state or local tax considerations are addressed, nor are federal tax considerations others than income tax considerations. The discussion is based on current federal income tax law, which is subject to change at any time (possibly with retroactive effect). ALL AMERICAN MEDIA STOCKHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE TAX CONSE-

QUENCES OF THE MERGER TO THEM WITH SPECIFIC REFERENCE TO THEIR PARTICULAR TAX SITUATIONS, INCLUDING TAX CONSEQUENCES UNDER FOREIGN, STATE AND LOCAL TAX LAWS.

     The exchange of the Shares for cash will be a taxable transaction to the holders of such Shares for federal income tax purposes. In general, each stockholder will recognize gain or loss in an amount equal to the difference between the cash received and such stockholder's tax basis in the stockholder's Shares. Gain or loss will be a capital gain or loss if a stockholder has held his Shares as a capital asset within the meaning of Section 1221 of the Code. Capital gain or loss will be a long-term capital gain or loss if a stockholder has held his Shares for more than a year as of the date of completion of the Merger. There are certain limitations on the deductibility of capital losses.

     It is the responsibility of each stockholder to determine the tax basis of his Shares. American Media is unable to provide this information to its stockholders.

     Cash received in exchange for American Media Shares may be subject to a backup withholding tax at a rate of 31% unless the relevant shareholder is an exempt recipient or complies with certain identification procedures.

FINANCING OF THE MERGER

     EMP Acquisition currently proposes to fund the merger consideration, the retirement of American Media's bank debt, the repurchase of the Notes and costs and expenses of the transaction (i) through a $235 million equity investment by EMP Group L.L.C., (ii) with $425 million of senior secured bank debt ($375 million of which is expected to be drawn upon consummation of the Merger), and
(iii) through an offering under Rule 144A of up to $225 million senior subordinated notes of American Media or American Media Operations, Inc. ("AMO"), its subsidiary. The timing and composition of the debt financing elements are flexible and subject to optimization and refinement as financing market conditions change. EMP Acquisition has obtained commitment letters (i) from EMP Group L.L.C. that it will fund the $235 million of equity, and (ii) from The Chase Manhattan Bank that it will fund or syndicate $425 million of senior secured debt and from Chase Securities, Inc. that it will fund or syndicate $225 million of senior subordinated debt if the offering of senior subordinated notes under Rule 144A does not occur (the "Chase Commitment Letters"). The Chase Commitment Letters contain numerous conditions that are not in the Merger Agreement, including the absence of any material adverse change in the financial markets, the equity investment by EMP Group L.L.C., and American Media's entering into definitive loan documentation consistent with the Chase Commitment Letter and otherwise satisfactory to The Chase Manhattan Bank. There can be no assurance that such financing will be consummated.

ACCOUNTING TREATMENT

     The Merger will be accounted for using the purchase method of accounting. Under this method of accounting, the purchase price will be allocated to the fair value of the net assets acquired. The excess purchase price over the fair value of the assets acquired will be allocated to goodwill.

REGULATORY APPROVALS

     No federal or state regulatory approvals that have not already been obtained are required to be obtained, nor any regulatory requirements complied with, except with respect to the HSR Act.

APPRAISAL RIGHTS

     HOLDERS OF RECORD OF SHARES WHO DO NOT CONSENT TO THE ADOPTION OF THE MERGER AGREEMENT ARE ENTITLED TO APPRAISAL RIGHTS IN CONNECTION WITH THE MERGER UNDER SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE (THE "DGCL").

     ALL REFERENCES IN SECTION 262 OF THE DGCL AND IN THIS SUMMARY TO A "STOCKHOLDER" ARE TO THE RECORD HOLDER OF THE SHARES AS TO WHICH APPRAISAL RIGHTS ARE ASSERTED.

     Under the DGCL, persons who hold Shares of record, who do not consent to the adoption of the Merger Agreement and who follow the procedures set forth in
Section 262 will be entitled to have their Shares appraised by the Delaware Court of Chancery and to receive payment of the "fair value" of such Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, as determined by such court.

     Under Section 262, where a merger is approved by the written consent of stockholders pursuant to Section 228 of the DGCL, as in the case of the adoption of the Merger Agreement by American Media's stockholders, the corporation, either before the effective date of the merger or within ten days thereafter, must notify each of its stockholders entitled to appraisal rights that such appraisal rights are available and include in such notice a copy of Section 262. If such notice is given before the effective date of the merger, as in the case of the Company, a second notice, notifying such stockholders of the effective date of the merge, must also be given.

     This Notice shall constitute such initial notice to the holders of Shares, and a copy of Section 262 of the DGCL is attached to this Consent Statement as Annex C. The following discussion is not a complete statement of the law relating to appraisal rights and is qualified in its entirety by reference to Annex C. This discussion and Annex C should be reviewed carefully by any holder who wishes to exercise statutory appraisal rights, or who wishes to preserve the right to do so, because the failure to comply with these procedures will result in the loss of such appraisal rights. Any Stockholder who contemplates the assertion of appraisal rights is urged to consult his own counsel.

     A stockholder who desires to exercise his appraisal rights must not consent to the adoption of the Merger Agreement and must make written demand for appraisal of his Shares to Peter Nelson, Executive Vice President, American Media, Inc., 600 East Coast Avenue, Lantana, 33464-0002 before April [ ], 1999, 20 DAYS FROM THE DATE OF THIS CONSENT STATEMENT. The demand must reasonably inform American Media of the stockholder's identity and that the stockholder intends to demand the appraisal of his Shares. Within ten days after the completion of the Merger, American Media will send a second notice to stockholders that are entitled to appraisal rights and who have demanded appraisal in accordance with Section 262 of the DGCL, notifying such stockholders of the date of the completion of the Merger.

     Only a holder of record of Shares is entitled to assert appraisal rights for the Shares that are registered in that holder's name. A demand for appraisal must be executed by or for the stockholder of record, fully and correctly, exactly as such person's name appears on the certificate or certificates representing his Shares, and must state that such person intends thereby to demand appraisal of his Shares in connection with the Merger . If the Shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity, and if the Shares were owned of record by more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by or on behalf of all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a holder of record however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, such person is acting as agent for the record owner or owners.

     Stockholders who hold their Shares in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such a nominee.

     A record owner, such as a broker, fiduciary or other nominee who holds Shares as a nominee for others, may exercise appraisal rights with respect to the Shares held for all or less than all beneficial owners of Shares as to which such person is the record owner. In such case, the written demand must set forth the number of Shares covered by such demand. Where the number of Shares is not expressly stated, the demand will be presumed to cover all Shares outstanding in the name of such record owner. A person having a beneficial interest in Shares that are held of record in the name of another person must act promptly to cause the record holder to follow the steps summarized herein properly and in a timely manner to perfect whatever appraisal rights are available.

     Within 120 days after the completion of the Merger, any stockholder who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from American Media a statement setting forth the aggregate number of Shares not voted in favor of the adoption of the Merger Agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of such Shares. Such statement must be mailed within ten days after a written request therefor has been received by American Media or within ten days after the expiration of the period for delivery of demands for appraisal, whichever is later.

     Within 120 days after the completion of the Merger, but not thereafter, either American Media or any stockholder who has complied with the required requirements for exercise of appraisal rights may file a petition in the Delaware Court of Chancery (the "Chancery Court"), with a copy served on American Media in the case of a petition filed by a stockholder, demanding a determination of the fair value of the Shares. American Media is under no obligation to and has no present intention to file such a petition. Accordingly, stockholders who desire to have their Shares appraised should initiate all petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262 of the DGCL. Within 20 days of the timely filing of a petition by a stockholder with the Chancery Court, or contemporane-ous with the filing of a petition by American Media, American Media must file with the Chancery Court a verified list containing the names and addresses of the stockholders who have demanded payment for their Shares and with whom agreements as to the value of their Shares have not been reached.

     After notice to such stockholders as required by the Court, the Delaware Court of Chancery is empowered to conduct a hearing on such petition to determine those stockholders who have complied with Section 262 and who have become entitled to appraisal rights thereunder. The Chancery Court may require stockholders who have demanded an appraisal for the Shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any such stockholder fails to comply with such direction, the Chancery Court may dismiss the proceedings as to such stockholder. After determining the holders of Shares entitled to appraisal, the Delaware Court of Chancery will appraise the "fair value" of their Shares, exclusive of any element of value arising; from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining fair value, the Chancery Court is to take into account all relevant factors. In Weinberger
v. UOP, Inc., decided in 1983, the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered and that "[f]air price obviously requires consideration of all relevant factors involving the value of a company...." In
Weinberger, the Delaware Supreme Court stated that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered." Section 262 of the DGCL, however, provides that fair value is to be "exclusive of any element of value arising from the accomplishment or expectation of the merger."

     Stockholders considering seeking appraisal should recognize that the fair value of the Dissenting Shares determined under Section 262 of the DGCL could be more than, the same as or less than the consideration that stockholders are entitled to receive pursuant to the Merger Agreement if they do not seek appraisal of their Shares, and opinions of investment banking firms as to fairness, from a financial point of view, are not opinions as to fair value under Section 262 of the DGCL. In addition, Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenter's exclusive remedy. The Court will also determine the amount of interest, if any, to be paid upon the amounts to be received by persons whose Shares have been appraised. The cost of the appraisal proceeding may be determined by the Chancery Court and levied against the parties as the Chancery Court deems equitable in the circumstances, including, if the Chancery Court found equitable justification therefor, against American Media or any affiliate thereof which may be a party to the proceeding. Upon application of a stockholder, the Chancery Court may order that all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including without limitation, reasonable attorneys' fees and the fees and expenses of experts, be charged pro rata against the value of all the Shares entitled to appraisal.

     Any stockholder who has duly demanded appraisal in compliance with Section 262 of the DGCL will not, after the completion of the Merger, be entitled to vote his Shares for any purpose or to receive payment of dividends or other distributions on such Shares (except dividends or other distributions payable to holders of record of Shares as of a date prior to the completion of the Merger).

     If any stockholder who demands appraisal of his Shares under Section 262 fails to perfect, or effectively withdraws or loses, his right to appraisal, as provided in the DGCL, the Shares of such stockholder will be canceled and will be converted into the right to receive the Merger Consideration (as hereinafter defined) in accordance with the terms of the Merger Agreement. A stockholder will fail to perfect, or effectively lose or withdraw, his right to appraisal if no petition for appraisal is filed within 120 days after the completion of the Merger, or if the stockholder delivers to American Media a written withdrawal of his demand for appraisal and an acceptance of the Merger, except that any such attempt to withdraw made more than 60 days after the completion of the Merger will require the written approval of American Media and, once a petition for appraisal is filed, the appraisal proceeding may not be dismissed as to any holder absent court approval.

     Failure to follow the steps required by Section 262 of the DGCL for perfecting appraisal rights may result in the loss of such rights (in which event the relevant Shares will be canceled and will be converted into the right to receive the Merger Consideration).

     Stockholders of EMP Acquisition are not entitled to appraisal rights with respect to the Merger.

                              CONSENT SOLICITATION

     As permitted under Delaware law, American Media is soliciting consents to the adoption of the Merger Agreement in lieu of calling a special stockholders meeting. Adoption of the Merger Agreement requires the approval of the holders of a majority in voting power of the outstanding Shares (Class A and Class C Shares) voting together as a single class. In accordance with the requirements of the Merger Agreement and the Voting Agreement, on March 1, 1999, Boston Ventures Limited Partnership III, Boston Ventures Limited Partnership IIIA and Pemima L.P., the holders of an aggregate of 1,011,313 Class A Shares and 20,702,005 Class C Shares (representing approximately 75.2% of the outstanding voting power of American Media) executed and delivered to American Media an irrevocable written consent in favor of the adoption of the Merger Agreement. Accordingly, under Delaware law American Media has received sufficient consents to the adoption of the Merger Agreement and does not require the affirmative vote or consent of any other stockholder. Although according to Delaware law no further consents to the adoption of the Merger Agreement are required, NYSE has required American Media to solicit written consents from the other stockholders of American Media. In accordance with such rules of the NYSE and the Exchange Act, American Media will solicit consents to the adoption of the Merger Agreement for twenty business days prior to taking any action to consummate the Merger. Stockholders who owned Shares as of the close of business on March 1, 1999 are entitled to receive the consent materials. The Consent Solicitation
will expire at the close of business on March   , 1999.

     Stockholders may respond to the Consent Solicitation by completing, signing and returning the consent card in the enclosed return envelope. A stockholder may revoke their consent at any time by sending a written notice of revocation to American Media to the attention of Maynard Rabinowitz or by sending a later
dated consent card by the close of business on March   , 1999.

     STOCKHOLDERS SHOULD NOT SEND THEIR AMERICAN MEDIA STOCK CERTIFICATES WITH THEIR CONSENT CARDS. IF THE MERGER IS CONSUMMATED, TRANSMITTAL FORMS AND INSTRUCTIONS WILL BE SENT FOR THE EXCHANGE OF SHARES FOR THE MERGER CONSIDERATION.

                              THE MERGER AGREEMENT

     The following is a brief summary of the material provisions of the Merger Agreement, which is attached as Annex A. Such summary is qualified in its entirety by reference to the Merger Agreement. See "Summary" for description of the consideration to be received by Stockholders in the Merger, the procedure for obtaining payment for Shares and the significant conditions yet to be satisfied to complete the Merger. Stockholders are urged to review the Merger Agreement carefully.

EFFECTIVE TIME OF THE MERGER

     The Merger Agreement provides that, as soon as practicable after the satisfaction or waiver of the conditions set forth below under "Conditions to the Merger", American Media will execute in a manner required by Delaware law and file with the Secretary of State of the State of Delaware a certificate of merger and take such other actions as may be required to complete the Merger. The time that the Merger becomes effective is called the "Effective Time".

     At the Effective Time, EMP Acquisition will merge with an into American Media. The separate corporate existence of EMP Acquisition will cease and American Media will continue as the surviving corporation.

PAYMENT FOR SHARES OF COMMON STOCK

     At the Effective Time, holders of certificates formerly representing shares of American Media Common Stock will cease to have any equity interest in American Media. At the Effective Time, as a result of the Merger and without any action by the holder of such Shares, each Share of American Media Common Stock issued and outstanding immediately prior to the Effective Time (other than Shares held by EMP Acquisition or any wholly-owned subsidiary of EMP Acquisition, in the treasury of American Media or by any wholly-owned subsidiary of American Media and other than Dissenting Shares (as defined in the Merger Agreement) will be canceled and retired and will cease to exist, and will be converted into the right to receive $7.00 per share in cash.

     After the Effective Time, American Media and EMP Acquisition will appoint a bank or trust company as paying agent (the "Paying Agent") to pay to former stockholders of American Media the consideration provided for in the Merger Agreement (the "Merger Consideration"). Promptly after the Effective Time, the Paying Agent will mail to each holder of a certificate formerly representing Shares which Shares were converted into the right to receive the Merger Consideration, a letter of transmittal and instructions for use in surrendering the certificates formerly representing Shares in exchange for the Merger Consideration. The letter of transmittal will specify that delivery will be effected, and risk of loss and title to the certificate formerly representing a Share will pass, only upon proper delivery of such certificate to the Paying Agent. Each holder of record of a Share as of the Effective Time will, upon the surrender to the Paying Agent of such letter of transmittal duly completed and validly executed, be entitled to receive in exchange therefor the Merger Consideration, and any certificates formerly representing Shares surrendered will be canceled. Until surrendered, each certificate formerly representing a Share represents at any time after the Effective Time solely the right to receive the Merger Consideration. No interest or dividends will be paid or accrued on any cash payable to holders of certificates formerly representing Shares pursuant to the Merger Agreement. If the Merger Consideration is to be delivered to any person other than the person in whose name the certificate formerly representing a Share is registered, it will be a condition to the right to receive the Merger Consideration that the certificate formerly representing a Share so surrendered be properly endorsed, with signature guaranteed, or otherwise be in proper form for transfer and that the person surrendering such certificate formerly representing a Share pay to the Paying Agent any transfer or other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the certificate formerly representing a Share, or shall establish to the satisfaction of the Paying Agent that such tax has been paid or is not applicable.

     All cash paid upon the surrender of a certificate formerly representing a Share for the Merger Consideration will be deemed to have been paid in full satisfaction of all rights pertaining thereto. After the

Effective Time, there will be no further registration of transfers on the stock transfer books of American Media of the Shares of American Media common stock which were outstanding immediately prior to the Effective Time, and if after the Effective Time any certificate formerly representing a Share is presented to American Media for transfer, they will be canceled against delivery for cash as provided in the Merger Agreement.

REPRESENTATIONS AND WARRANTIES

     The Merger Agreement contains customary representations and warranties of American Media and EMP Acquisition. The Merger Agreement contains representations and warranties of American Media regarding, among other things:

     - the organization, qualification and good standing of American Media and its subsidiaries,

     - American Media's capital structure,

     - American Media's authority to enter into the Merger Agreement,

     - that the Merger Agreement will not conflict with the organizational documents of American Media or its subsidiaries, debt instruments or other contracts, and will not violate any laws or require consents from governmental authorities, except as provided in the Merger Agreement,

     - that American Media has filed with the SEC all documents required to be filed by it and none of those documents, including this Consent Statement, contain material misstatements or omissions,

     - that American Media's financial statements accurately reflect its financial condition,

     - the absence of material litigation against American Media and its subsidiaries,

     - that American Media and its subsidiaries have complied with applicable laws and contracts to which they are parties,

     - American Media's employee benefit plans,

     - American Media's intellectual property,

     - environmental matters,

     - the absence of a Material Adverse Change (as defined in the Merger Agreement),

     - that American Media has received an opinion from a financial advisor as to fairness of the Merger Consideration to stockholders of American Media from a financial point of view, and

     - that American Media and its subsidiaries have properly filed their tax returns and paid their taxes.

     The Merger Agreement also contains representations and warranties of EMP Acquisition regarding, among other things:

     - the organization, qualification and good standing of EMP Acquisition,

     - EMP Acquisition's authority to enter into the Merger Agreement,

     - that the Merger Agreement will not conflict with the organizational documents of EMP Acquisition, debt instruments or other contracts, and will not violate any laws or require consents from governmental authorities, except as provided in the Merger Agreement, and

     - that the information provided by EMP Acquisition for inclusion in this Consent Statement will not contain material misstatements or omissions.

CERTAIN COVENANTS

     American Media has agreed it will, among other things, conduct its operations only in the ordinary course of business consistent with past practice, use its reasonable efforts to preserve intact its business organization, to keep available the services of its present officers and employees, and to preserve the good will of those having business relationships with it, and that, in addition it will not:

     - incur or pre-pay any long-term debt or incur any short-term debt except for (i) debt incurred to distributors of American Media's publications in the ordinary course of business consistent with past practice, (ii) Funded Debt (as defined in the Merger Agreement) in the ordinary course of business consistent with past practice so long as the total amount of Funded Debt outstanding at any time does not to exceed $474 million,

     - make any investments in any other person other then wholly-owned subsidiaries except for investments in cash equivalents or trade receivables,

     - settle or compromise any litigation, subject to certain exceptions,

     - make or agree to make any new capital expenditures that exceed, in total, $5 million and such expenditures will be made in the ordinary course of business consistent with past practice,

     - take any material action concerning taxes of any kind other than paying taxes and filing tax returns when due,

     - grant any material bonus, free or make good space to any advertiser or change the discount structure for any of American Media's advertising customers other than in the ordinary course of business consistent with past practice,

     - change the 52-week subscription pricing of any of the publications,

     - change the other subscription pricing in any of the publications other than in the ordinary course of business consistent with past practice,

     - enter into, amend or terminate any material arrangements with any subscription agents,

     - change any cover prices, wholesaler discounts or any other aspect of American Media's incentive sales programs (wholesale or retail),

     - enter into any material licensing agreement, arrangement or understanding concerning television, radio, Internet or other media or enter into any material licensing agreement, arrangement or understanding concerning any "branded" merchandise bearing any of the trademarks or tradenames owned or licensed by American Media,

     - enter into, amend or terminate any agreements or arrangements with the national distributor of the publications,

     - take any action concerning the publications in contravention of the advice of American Media's litigation counsel, and

     - declare, set aside or pay any dividend or other distribution in respect of any securities, except for the Debt Purchase Offer, the purchase of the Notes and transactions between or among American Media and its wholly-owned subsidiaries.

NO SOLICITATION OF TRANSACTIONS

     American Media has agreed not to, directly or indirectly:

     - solicit, initiate or encourage or knowingly facilitate the submission of any inquiries or the making of any proposal (a "Takeover Proposal") with respect to any acquisition or purchase of a significant amount of its assets (other than inventory), or of over 15% of any class of its equity securities or any tender offer or exchange offer that if consummated would result in any person beneficially owning 15% or more of any class of equity securities of American Media or any of its subsidiaries, or any merger, consolidation, business combination, sale of substantially all assets, recapitalization, reclassification, liquidation, dissolution or similar transaction involving American Media or any of its subsidiaries (an "Acquisition Transaction"),

     - negotiate, explore or otherwise participate in discussions with any person with respect to any Acquisition Transaction, or furnish to any person (other than EMP Acquisition or its directors, officers, employees, agents and representatives) any information with respect to its business, properties or assets or any of the foregoing, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person to do or seek any of the foregoing, in each case, in respect of an Acquisition Transaction, or

     - enter into any agreement, arrangement or understanding with respect to, or endorse, any Takeover Proposal.

CONDITIONS TO THE MERGER

     The Merger Agreement provides that the obligations of EMP Acquisition and American Media to complete the Merger are subject to the satisfaction, at or before the Effective Time, of the following conditions:

     - the stockholders of American Media will have adopted the Merger Agreement, and

     - no court order prohibiting the Merger may be in effect and no law may be in effect which makes the Merger illegal.

     The obligations of EMP Acquisition to complete the Merger are further subject to the satisfaction, at or before the Effective Time, of the following conditions:

     - the representations and warranties made by American Media in the Merger Agreement were true and correct in all material respects on the date of the Merger Agreement and will be true and correct in all material respects at the Effective Time,

     - American Media will have performed in all material respects all obligations it is required to perform under the Merger Agreement prior to the Effective Time,

     - no court order or litigation may exist which challenges, or seeks to restrain the Merger or limit EMP Acquisition's ability to own the American Media common stock,

     - EMP Acquisition will have received the financing necessary to complete the Merger on the terms stated in the Merger Agreement,

     - American Media will have amended the terms of the Notes as more fully described below under Debt Purchase Offer,

     - Stockholders comprising not more than 20% of the outstanding Shares of American Media common stock may have demanded appraisal rights under
       Section 262 of the DGCL, and

     - no Material Adverse Change (as defined in the Merger Agreement) shall have occurred.

     The obligations of American Media to complete the Merger are subject to the satisfaction, at or before the Effective Time, of the following conditions:

     - the representations and warranties made by EMP Acquisition in the Merger Agreement were true and correct in all material respects on the date of the Merger Agreement and will be true and correct in all material respects at the Effective Time, and

     - EMP Acquisition will have performed in all material respects all obligations it is required to perform under the Merger Agreement prior to the Effective Time.

DEBT PURCHASE OFFER

     The Merger is conditioned on American Media or its subsidiary AMO's repurchasing at least a majority of its 11.63% Senior Subordinated Notes due 2004 (the "Notes"). Accordingly, AMO has commenced an offer to repurchase all of the Notes (the "Debt Purchase Offer"). As a result of the Debt Purchase Offer, all the restrictive covenants in the Notes will be eliminated. Completion of the Debt Offer is conditioned on the completion of the Merger.

BENEFIT PLANS

     American Media, for a period of at least six months from the completion of the Merger, will provide employee benefits under plans, programs and arrangements (other than equity-based plans) which, in the aggregate, will provide benefits to all its employees or those of its subsidiaries which are no less favorable, in total, than those provided pursuant to the plans, programs and arrangements in effect on the date of the Merger Agreement.

TERMINATION

     The Merger Agreement may be terminated (before or after adoption thereof by the stockholders of American Media or EMP Acquisition) by either American Media or EMP Acquisition if:

     - the Merger has not occurred by __________ .

     - there has been a final, non-appealable order by any governmental authority to prohibit the Merger or any of the other transactions contemplated by the Merger Agreement, including the Debt Purchase Offer or the financing for the Merger or to alter the terms of the Merger Agreement or any other transaction contemplated thereby in any material respect, or

     - both American Media and EMP Acquisition agree to terminate the Merger Agreement.

     The Merger Agreement may be terminated by EMP Acquisition if:

     - American Media breaches any of its representations, warranties or agreements in the Merger Agreement in any material respect, or

     - the required approval of the stockholders of American Media is not obtained.

     The Merger Agreement may be terminated by American Media if:

     - EMP Acquisition breaches any of its representations, warranties or agreements in the Merger Agreement in any material respect.

LIABILITY FOR BREACHES OF THE MERGER AGREEMENT

  Liability of American Media.

     American Media must pay EMP Acquisition its out-of-pocket expenses, including the costs and expenses of EMP Acquisition's sources of finance and a payment of approximately $4.6 million that EMP Acquisition must make to David Pecker, if American Media breaches its representations or agreements in the Merger Agreement in any material respect and EMP Acquisition terminates the Merger Agreement for this reason. In addition, if American Media willfully breaches any of its agreements in the Merger Agreement in any material respect, it must pay EMP Acquisition full contract damages caused by such breach.

  Liability of EMP Acquisition.

     EMP Acquisition must pay American Media its out-of-pocket expenses if EMP Acquisition breaches any of its representations or agreements in the Merger Agreement and American Media terminates the Merger Agreement for this reason. In addition, if EMP Acquisition willfully breaches any of its agreements in the Merger Agreement in any material respect, it must pay American Media full contract damages caused by such breach.

EVERCORE CAPITAL PARTNERS L.P. GUARANTEE

     Because EMP Acquisition has no assets, Evercore Capital Partners L.P. guaranteed the obligations of EMP Acquisition in the Merger Agreement to American Media. This guarantee is limited in amount to $10 million.

AMENDMENT AND WAIVER

     The Merger Agreement may be amended by the Boards of Directors of American Media and EMP Acquisition at any time before or after approval thereof by the stockholders of American Media or EMP Acquisition, but after any such approvals, no amendment may be made which under applicable law requires further approval by such stockholders without such further approval.

                                VOTING AGREEMENT

     On February 16, 1999, Pemima L.P. and investment partnerships controlled by Boston Ventures Management, Inc. (the "Selling Shareholders") entered into a Voting Agreement with EMP Acquisition. Accordingly, on March 1, 1999 the Selling Shareholders have executed a consent in favor of the adoption of the Merger Agreement. Under the Voting Agreement, the Selling Shareholders have also agreed to vote against (i) any agreement that would result in a breach of the obligations or agreements of American Media provided in the Merger Agreement, and (ii) any agreement that could delay or prevent the completion of the Merger, such as, among others, the sale of material assets or the change in the present capitalization of American Media. In addition, if the Merger is not consummated as a result of (i) a failure by the Selling Shareholders to perform any material agreement provided in the Voting Agreement, or (ii) the Merger Agreement is terminated due to a willful breach by American Media of a material covenant in the Merger Agreement, EMP Acquisition shall be entitled to purchase all of the Selling Shareholders' American Media shares for $7.00 per share in cash.

                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

     The selected historical financial data for each of the five fiscal years ended March 28, 1994, March 17, 1995, March 25, 1996, March 31, 1997 and March 30, 1998 and for the three fiscal quarters ended December 29, 1997 and December 28, 1998. below have been derived from the consolidated financial statements of American Media. The following selected financial data should be read in conjunction with the financial statements and notes incorporated by reference into this Consent Statement.

                                                          FISCAL YEAR ENDED                          THREE FISCAL QUARTERS ENDED
                                    -------------------------------------------------------------    ----------------------------
                                    MARCH 28,    MARCH 17,    MARCH 25,    MARCH 31,    MARCH 30,    DECEMBER 29,    DECEMBER 28,
                                      1994         1995         1996        1997(1)       1998           1997            1998
                                    ---------    ---------    ---------    ---------    ---------    ------------    ------------
                                                                (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF INCOME DATA:
Operating Revenues..............    $300,035     $315,299     $295,050     $315,988     $307,684       $235,805        $222,183
Operating Expenses(2)...........     214,142      230,954      229,283      229,398      237,724        179,196         178,954
                                    --------     --------     --------     --------     --------       --------        --------
Operating Income................      85,893       84,345       65,767       86,590       69,960         56,609          43,229
Interest Expenses...............     (28,721)     (35,885)     (56,715)     (56,284)     (50,486)       (38,178)        (35,575)
Other Income (expense), Net.....      (3,343)      (1,559)      (1,345)      (1,855)      (1,790)          (942)          3,387
                                    --------     --------     --------     --------     --------       --------        --------
Income before Income Taxes and
 Extraordinary Charge...........      53,829       46,901        7,707       28,451       17,684         17,489          11,041
Income Taxes....................      26,016       23,490        8,714       16,440       12,152         10,676           8,311
                                    --------     --------     --------     --------     --------       --------        --------
Income (Loss) before
 Extraordinary Charge...........      27,813      (23,441)      (1,007)      12,011        5,532          6,813           2,730
Extraordinary Charge(3).........       --         (11,635)       --           --           --            --              (2,161)
                                    --------     --------     --------     --------     --------       --------        --------
Net Income (Loss)...............    $ 27,813     $ 11,776     $ (1,007)    $ 12,011     $  5,532       $  6,813        $    569
                                    ========     ========     ========     ========     ========       ========        ========
Basic and Diluted Earnings
 (Loss) per
 Share(4)
 Before Extraordinary Charge....    $   0.67     $   0.56     $  (0.02)    $   0.29     $   0.13       $   0.16        $   0.06
 Net Income (Loss)..............        0.67         0.28        (0.02)        0.29         0.13           0.16            0.01
Cash Dividends per Share of
 Common
 Stocks(5)......................        0.20         7.10        --           --           --            --              --
BALANCE SHEET DATA:
Cash and Cash Equivalents.......    $  7,596     $  6,297     $  4,643     $  8,230     $  7,405       $  3,469        $  7,502
Total Assets....................     729,865      711,410      686,920      669,894      648,060        644,820         632,719
Total Debt(6)...................     322,199      579,844      558,906      528,662      497,535        449,865         473,384
Total Stockholders' Equity(5)...     321,331       37,016       35,976       47,781       58,338         59,366          59,146
OTHER DATA:
Depreciation....................    $  5,843     $  6,546     $  7,303     $  8,145     $  9,252       $  6,765        $  8,187
Amortization of Intangibles.....      28,278       28,504       23,075       21,075       21,075         15,806          15,806
Noncash Interest Expense(7).....      11,005        9,080        4,425        4,644        2,812          2,243           1,169
Capital Expenditures............       7,724        8,307        9,072        8,526       11,018          7,151          11,662

---------------

(1) Fiscal 1997 includes 33 weeks as compared to 52 weeks for all other fiscal years presented.
(2) Historical data include television advertising expense of $16,093, $9,441, $6,296, $1,217 and $1,062 for fiscal years 1994, 1995, 1996, 1997 and 1998 and $1,010 and $443 for the three fiscal quarters ended December 29, 1997 and December 28, 1998, respectively. Proforma data include television advertising expense of $642, $713 and $205 for fiscal year 1998 and the three fiscal quarters ended December 29, 1997 and December 28, 1998, respectively.
(3) Consists primarily of the write-off of deferred debt costs and charges relating to refinancing of indebtedness.
(4) Reflects the adoption of SFAS No. 128, "Earnings per Share" which had no effect on previously reported earnings per share data.
(5) Reflects fiscal 1995 payment of a special dividend of $7 per share totaling $292,250.
(6) Increase in total debt in fiscal 1995 reflects the November 1994 refinancing of indebtedness in connection with the payment of a special dividend.
(7) Noncash interest expense represents accretion of discount interest on certain zero coupon notes retired in fiscal 1995 and amortization of deferred costs.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                 AND MANAGEMENT

     The following table sets forth, as of March 1, 1999, unless otherwise noted, (1) the ownership of each class of American Media's voting securities by holders known by American Media to be beneficial owners of more than 5% of the outstanding shares of any class; and (2) the beneficial ownership of each class of American Media's equity securities by American Media's (a) directors (listed by name), (b) American Media's chief executive officer and its four other most highly compensated executive officers for the fiscal year ended March 30, 1998, and (c) directors and executive officers as a group, without naming them.

                                                                   CLASS A                         CLASS C
                                                          --------------------------      --------------------------
                                                          AMOUNT AND                      AMOUNT AND
                                                          NATURE OF                       NATURE OF
                    NAME AND ADDRESS                      BENEFICIAL      PERCENT OF      BENEFICIAL      PERCENT OF
                  OF BENEFICIAL OWNER                     OWNERSHIP         CLASS         OWNERSHIP         CLASS
                  -------------------                     ----------      ----------      ----------      ----------
Boston Ventures Limited Partnership III(1)..............  1,011,313            4.6%       20,702,005            100%
One Federal Street, 23rd Floor
Boston, Massachusetts 02110-2003
Boston Ventures Limited Partnership IIIA(1).............  1,011,313            4.6%       20,702,005            100%
One Federal Street, 23rd Floor
Boston, Massachusetts 02110-2003
PEMIMA, L.P.(1).........................................  1,011,313            4.6%       20,702,005            100%
476 Navesink River Road
Red Bank, New Jersey 07701
Michael J. Boylan(1)....................................  1,011,313            4.6%       20,702,005            100%
c/o American Media, Inc.
600 East Coast Avenue
Lantana, Florida 33464
Anthony J. Bolland(2)...................................  1,011,313            4.6%       20,702,005            100%
c/o Boston Ventures Management, Inc.
One Federal Street, 23rd Floor
Boston, Massachusetts 02110-2003
Roy F. Coppedge, III(2).................................  1,011,313            4.6%       20,702,005            100%
c/o Boston Ventures Management, Inc.
One Federal Street, 23rd Floor
Boston, Massachusetts 02110-2003
Ariel Capital Management, Inc.(3).......................  8,717,470           40.0%              --              --
307 North Michigan Avenue
Suite 500
Chicago, Illinois 60601
Private Capital Management, Inc.(4).....................  1,502,600            6.9%              --              --
3003 Tamiami Trail
Naples, Florida 34109
Yacktman Asset Management Company(5)....................  1,334,700            6.1%              --              --
303 W. Madison Street, Suite 1925
Chicago, IL 60606
State Street Research & Management Company(6)...........  1,102,700            5.1%              --              --
One Financial Center, 30th Floor
Boston, MA 02111-2690
Barry Baker.............................................      1,000             --               --              --
Gerald S. Hobbs.........................................         --             --               --              --
Anthony S. Hoyt(7)......................................         --              *               --              --
Gerry M. Ritterman......................................         --             --               --              --
Lucille S. Salhany......................................         --              *               --              --
Roger Wood..............................................     61,295              *               --              --
All directors and executive officers as a group (21
  persons)..............................................  1,986,352(8)         9.1%       20,702,005          100.0%

---------------

* Less than 1% of Class.

(1) Pursuant to a Stockholders, Registration Rights and Voting Agreement, dated April 8, 1993 and as amended (the "Stockholders Agreement"), each of Boston Ventures Limited Partnership III, Boston Ventures Limited Partnership IIIA, and PEMIMA is deemed to have shared voting power (but not shared investment power) with respect to the shares of Class A Stock and Class C Stock held by them and are thus the beneficial owners of such shares. Boston Ventures Limited Partnership III has sole or shared investment power with respect to 531,376 shares of Class A Stock and 9,786,806 shares of Class C Stock. Boston Ventures Limited Partnership III disclaims beneficial ownership of all shares of Class A Stock and Class C Stock other than those shares as to which it has sole or shared investment power. Boston Ventures Limited Partnership IIIA has sole or shared investment power with respect to 140,078 shares of Class A Stock and 2,579,602 shares of Class C Stock. Boston Ventures Limited Partnership IIIA disclaims beneficial ownership of all shares of Class A Stock and Class C Stock other than those shares as to which it has sole or shared investment power. PEMIMA has sole investment power with respect to 339,859 shares of Class A Stock and 8,335,597.2 shares of Class C Stock and disclaims beneficial ownership of all other shares of Class A Stock and Class C Stock. Mr. Boylan, as the sole general partner of PEMIMA, Messrs. Callahan and Rabinowitz are the limited partners of PEMIMA, may be deemed to be the beneficial owner of all shares of Class A Stock and Class C Stock beneficially owned by PEMIMA. Except for 33,986 shares of Class A Stock and 833,559.7 shares of Class C Stock beneficially owned by PEMIMA, Mr. Boylan disclaims beneficial ownership of all shares of Class A Stock and Class C Stock beneficially owned by Boston Ventures Limited Partnership III, Boston Ventures Limited Partnership IIIA and PEMIMA. Boston Ventures Company Limited Partnership III, as the sole general partner of each of Boston Ventures Limited Partnership III and Boston Ventures Limited Partnership IIIA, is deemed to be the beneficial owner of the shares of Class A Stock and Class C Stock beneficially owned by such limited partnerships. Boston Ventures Company Limited Partnership III disclaims beneficial ownership of all shares of Class A Stock and Class C Stock as to which each of PEMIMA and Mr. Boylan has sole or shared investment power. The partnership agreement governing Boston Ventures requires Boston Ventures to terminate, and distribute its assets, including any Company Common Stock then held, to its partners no later than March 31, 2001.

(2) Each of these persons, as well as each of Ms. Martha H. W. Crowninshield and Messrs. William F. Thompson, Richard C. Wallace and James M. Wilson in their respective capacities as partners of Boston Ventures Company Limited Partnership III, is deemed to be the beneficial owner of the shares of Class A Stock and Class C Stock beneficially owned by Boston Ventures Company Limited Partnership III. These persons disclaim beneficial ownership of all shares of Class A Stock and Class C Stock as to which each of PEMIMA or Mr. Boylan has sole or shared investment power. See footnote 1.

(3) Based upon Schedule 13G dated January 8, 1999 shares are owned on behalf of investment advisory clients of Ariel Capital Management, Inc. ("Ariel Capital"), in its capacity as a registered Investment Advisor. Ariel Capital has sole voting power and sole dispositive power over 8,717,470 shares of Class A Stock. Ariel Capital disclaims beneficial ownership of all of these shares. To the best of Ariel Capital's knowledge, no one of such clients owes more than 5% of the shares of Class A Common Stock.

(4) Based upon Schedule 13G dated February 16, 1999, Private Capital Management, Inc. ("Private Capital"), a registered Investment Advisor, owned 1,502,600 shares of Class A Stock on behalf of clients. Private Capitol has shared dispositive power over all such shares.

(5) Based upon Schedule 13G filed on February 5, 1999 Yacktman Asset Management Company ("Yacktman"), a registered Investment Advisor, owned 1,334,700 shares of Class A Stock on behalf of investment advisory clients of Yacktman, including the Yacktman Fund, Inc. Yacktman had sole voting power over 130,000 of said shares and sole dispositive power over 1,204,700 of said shares.

(6) Based upon Schedule 13G dated February 11, 1999, State Street Research & Management Company ("State Street"), a registered Investment Advisor, owned 1,102,700 shares of Class A Stock on behalf of clients. State Street has sole voting power and sole dispositive power over 1,102,700 of said shares and disclaimes any beneficial interest in any of said shares.

(7) Includes 8,333 shares of Class A Stock subject to existing stock options which are exercisable as a result of the Merger Agreement.

(8) Also includes 288,499 shares of Class A Stock subject to existing stock options which are exercisable as a result of the Merger Agreement.

             PER SHARE PRICES AND DIVIDENDS OF AMERICAN MEDIA, INC.
                              CLASS A COMMON STOCK

     American Media common stock is traded on the NYSE under the symbol "ENQ". The following table sets forth, for the calendar quarters indicated, the high and low sales prices of American Media Class A Shares as reported on the NYSE. American Media paid no dividends on its Shares during the periods presented below.

                                                            HIGH    LOW
                                                            ----    ----
1997
  First Quarter...........................................  6       5 1/4
  Second Quarter..........................................  7       5 3/8
  Third Quarter...........................................  9 1/16  6 1/2
  Fourth Quarter..........................................  8 3/8   6 1/8
1998
  First Quarter...........................................  7 13/16 6 1/2
  Second Quarter..........................................  8 3/16  5 7/8
  Third Quarter...........................................  7 3/8   5 1/4
  Fourth Quarter..........................................  6       6
1999
  First Quarter (from December 30, 1998 to February 16,
     1999)................................................  6 9/16  4 11/16

     On February 16, 1999, the last full trading day before the public announcement of the Merger, the closing price per share on the NYSE of American Media Class A Shares was $6 9/16.

                            INDEPENDENT ACCOUNTANTS

     The consolidated financial statements of American Media incorporated in this Consent Statement by reference from its Annual Report on Form 10-K for the year ended March 30, 1998 have been audited by Arthur Andersen LLP, independent accountants, as stated in their reports with respect thereto.

                           FORWARD-LOOKING STATEMENTS

     American Media has made certain forward-looking statements in this Consent Statement and the documents incorporated by reference herein. These statements are based on American Media's management's beliefs and assumptions, based on information available to it at the time such statements were prepared. FORWARD-LOOKING STATEMENTS ARE NOT GUARANTEES OF PERFORMANCE. THEY INVOLVE RISKS, UNCERTAINTIES AND ASSUMPTIONS. THE FUTURE RESULTS AND STOCKHOLDER VALUES OF AMERICAN MEDIA MAY MATERIALLY DIFFER FROM THOSE EXPRESSED IN THESE FORWARD-LOOKING STATEMENTS. MANY OF THE FACTORS THAT WILL DETERMINE THESE RESULTS AND VALUES ARE BEYOND AMERICAN MEDIA'S ABILITY TO CONTROL OR PREDICT. STOCKHOLDERS ARE CAUTIONED NOT TO PUT UNDUE RELIANCE ON ANY FORWARD-LOOKING STATEMENTS.

                      WHERE YOU CAN FIND MORE INFORMATION

     American Media files annual, quarterly, and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that American Media files at the SEC's public reference rooms in Washington, D.C., New York, New York, and Chicago, Illinois. Please call the SEC at (800) SEC-0330 for further information on the public reference rooms. American Media public filings are also available to the public from commercial document retrieval services and the Internet World Wide Web site maintained by the SEC at "http"//www.sec.gov".

     The SEC allows American Media to "incorporate by reference" information into this Consent Statement which means important information may be disclosed to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this Consent Statement, except for any information superseded by information in (or incorporated by reference in) this Consent Statement. This Consent Statement incorporates by reference the documents set forth below that have been previously filed with the SEC. These documents contain important information about American Media.

SEC Filings for American Media (File No. 1-10784):

Annual Report on Form 10-K:        Year ended March 30, 1998
Current Report on Form 8-K:        Filed on February 17, 1999
Quarterly Reports on Form 10-Q:    Quarters ended June 29, 1998, September 28, 1998
                                   and December 28, 1998.

     American Media incorporates by reference additional documents that American Media may file with the SEC between the date of this Consent Statement and the expiration of the solicitation period. These includes periodics reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

     If your are a stockholder, American Media may have sent you some of the documents incorporated by reference, you can obtain any of them through American Media, or the SEC or the SEC's Internet World Wide Web site described above. Documents incorporated by reference are also available from American Media without charge, excluding all exhibits unless specifically incorporated by reference as exhibits in this Consent Statement. Stockholder may obtain documents incorporated by reference in this Consent Statement by requesting them in writing or by telephone from American Media at the following address:

                              AMERICAN MEDIA, INC.
                               ATTN: PETER NELSON
                           600 SOUTHEAST COAST AVENUE
                          LANTANA, FLORIDA 33464-0002

     If you would like to request documents from American Media, please do so by
March [     ], 1999 to receive them before the expiration of the solicitation period. If you request any incorporated documents from us we will mail them to you by first class mail, or other equally prompt means, within one business day of receipt of your request.

     YOU SHOULD REPLY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS CONSENT STATEMENT IN CONNECTION WITH THE SOLICITATION OF YOUR CONSENT. AMERICAN MEDIA HAS NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS CONSENT STATEMENT.
THIS CONSENT STATEMENT IS DATED MARCH [     ], 1999. YOU SHOULD NOT ASSUME THE
INFORMATION CONTAINED IN THIS CONSENT STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS CONSENT STATEMENT TO STOCKHOLDERS SHALL NOT CREATE ANY IMPLICATION TO THE CONTRARY.

                             INDEX OF DEFINED TERMS

     As used in this Consent Solicitation:

          "Acquisition Transaction" shall have the meaning set forth in the Section The Merger Agreement -- No Solicitation of Transactions.

          "American Media" shall have the meaning set forth on the cover page.

          "AMO" shall have the meaning set forth in the Section The Merger -- Financing of the Merger.

          "Chancery Court" shall have the meaning set forth in the Section The Merger -- Dissenting Shareholders Rights.

          "Chase Commitment Letter" shall have the meaning set forth in the Section The Merger -- Financing of the Merger.

          "Class A Shares" shall have the meaning set forth on the cover page.

          "Class C Shares" shall have the meaning set forth on the cover page.

          "Debt Purchase Offer" shall have the meaning set forth in the Section The Merger Agreement -- Debt Purchase Offer.

          "DGCL" shall have the meaning set forth in the Section The Merger -- Dissenting Shareholders Rights.

          "Effective Time" shall have the meaning set forth in the Section The Merger Agreement.

          "EMP Acquisition" shall have the meaning set forth on the cover page.

          "Exchange Act" shall have the meaning set forth on the cover page.

          "HSR Act" shall have the meaning set forth in the Section Questions and Answers About the Merger.

          "Lazard" shall have the meaning set forth in the Section Summary -- Fairness Opinion.

          "Merger" shall have the meaning set forth on the cover page.

          "Merger Agreement" shall have the meaning set forth on the cover page.

          "Merger Consideration" shall have the meaning set forth in the Section The Merger Agreement -- Payment of Shares of Common Stock.

          "Notes" shall have the meaning set forth in the Section The Merger Agreement -- Debt Purchase Offer.

          "NYSE" shall have the meaning set forth on the cover page.

          "Paying Agent" shall have the meaning set forth in the Section The Merger Agreement -- Payment of Shares of Common Stock.

          "Selling Shareholders" shall have the meaning set forth in the Section Voting Agreement.

          "Shares" shall have the meaning set forth on the cover page.

          "SO Plan" shall have the meaning set forth in the Section The
     Merger -- Interests of Certain Persons in the Merger -- Stock Option Plan.

          "Takeover Proposal" shall have the meaning set forth in the Section The Merger Agreement -- No Solicitation of Transactions.

          "Voting Agreement" shall have the meaning set forth on the cover page.

                                                                         ANNEX A

                          AGREEMENT AND PLAN OF MERGER

                                 BY AND BETWEEN

                             EMP ACQUISITION CORP.

                                      AND

                              AMERICAN MEDIA, INC.

                                     DATED

                               FEBRUARY 16, 1999

                               TABLE OF CONTENTS

ARTICLE I.  THE MERGER.........................................................    1
  SECTION 1.1.     The Merger..................................................    1
  SECTION 1.2.     Closing.....................................................    1
  SECTION 1.3.     Effective Time..............................................    2
  SECTION 1.4.     Effects of the Merger.......................................    2
  SECTION 1.5.     Certificate of Incorporation and By-Laws of the Surviving       2
                   Corporation.................................................
  SECTION 1.6.     Directors...................................................    2
  SECTION 1.7.     Officers....................................................    2
ARTICLE II.  EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT
             CORPORATIONS......................................................    2
  SECTION 2.1.     Effect on Capital Stock.....................................    2
  SECTION 2.2.     Company Option Plan.........................................    3
  SECTION 2.3.     Consent Statement; Action by Written Consent................    3
  SECTION 2.4.     Releases....................................................    4
ARTICLE III.  DISSENTING SHARES; PAYMENT FOR SHARES............................    4
  SECTION 3.1.     Dissenting Shares...........................................    4
  SECTION 3.2.     Payment for Shares..........................................    5
  SECTION 3.3.     The Debt Offer..............................................    6
ARTICLE IV.  REPRESENTATIONS AND WARRANTIES OF THE COMPANY.....................    7
  SECTION 4.1.     Organization and Qualification; Subsidiaries................    7
  SECTION 4.2.     Certificate of Incorporation and By-Laws....................    7
  SECTION 4.3.     Capitalization..............................................    7
  SECTION 4.4.     Authority Relative to this Agreement........................    8
  SECTION 4.5.     No Conflict; Required Filings and Consents..................    9
  SECTION 4.6.     SEC Reports and Financial Statements........................    9
  SECTION 4.7.     Information.................................................   10
  SECTION 4.8.     Litigation..................................................   10
  SECTION 4.9.     Compliance with Applicable Laws.............................   10
  SECTION 4.10.    Employee Benefit Plans......................................   11
  SECTION 4.11.    Intellectual Property.......................................   12
  SECTION 4.12.    Environmental Matters.......................................   12
  SECTION 4.13.    Material Adverse Change.....................................   13
  SECTION 4.14.    Certain Approvals...........................................   14
  SECTION 4.15.    Opinion of Financial Advisor................................   14
  SECTION 4.15.1.  Brokers.....................................................   14
  SECTION 4.16.    Contracts, etc..............................................   14
  SECTION 4.17.    Labor Matters...............................................   15
  SECTION 4.18.    Tax Matters.................................................   15
  SECTION 4.19.    Make Goods; Advertising Credits.............................   16
  SECTION 4.20.    Insurance...................................................   16
  SECTION 4.21.    Year 2000...................................................   16
  SECTION 4.22.    Soap Opera Sale.............................................   16
ARTICLE V.  REPRESENTATIONS AND WARRANTIES OF NEWCO............................   16
  SECTION 5.1.     Organization and Qualification..............................   16

  SECTION 5.2.     Authority Relative to this Agreement........................   17
  SECTION 5.3.     No Conflict; Required Filings and Consents..................   17
  SECTION 5.4.     Information.................................................   17
  SECTION 5.5.     Financing...................................................   18
  SECTION 5.6.     Newco Not an Interested Stockholder or an Acquiring            18
                   Person......................................................
  SECTION 5.7.     Newco.......................................................   18
  SECTION 5.8.     Brokers.....................................................   18
ARTICLE VI.  COVENANTS.........................................................   18
  SECTION 6.1.     Conduct of Business of the Company..........................   18
  SECTION 6.2.     Access to Information; Interim Financials...................   21
  SECTION 6.3.     Reasonable Best Efforts.....................................   21
  SECTION 6.4.     Consents....................................................   22
  SECTION 6.5.     Public Announcements........................................   22
  SECTION 6.6.     Employee Benefits Matters...................................   22
  SECTION 6.7.     Indemnification.............................................   23
  SECTION 6.8.     No Solicitation.............................................   23
  SECTION 6.9.     Notification of Certain Matters.............................   24
  SECTION 6.10.    State Takeover Laws.........................................   24
  SECTION 6.11.    Disposition of Litigation...................................   24
  SECTION 6.12.    Stop Transfer Order.........................................   24
  SECTION 6.13.    Financing...................................................   24
  SECTION 6.14.    Newco Action................................................   24
ARTICLE VII.  CONDITIONS TO CONSUMMATION OF THE MERGER.........................   25
  SECTION 7.1.     Conditions of Each Party's Obligation to Consummate the        25
                   Merger......................................................
  SECTION 7.2.     Conditions to Obligation of Newco...........................   25
  SECTION 7.3.     Conditions to Obligation of the Company.....................   26
ARTICLE VIII.  TERMINATION; AMENDMENT; WAIVER..................................   26
  SECTION 8.1.     Termination.................................................   26
  SECTION 8.2.     Effect of Termination.......................................   27
  SECTION 8.3.     Expenses....................................................   27
  SECTION 8.4.     Amendment...................................................   28
  SECTION 8.5.     Extension; Waiver...........................................   28
ARTICLE IX.  MISCELLANEOUS.....................................................   28
  SECTION 9.1.     Non-Survival of Representations and Warranties..............   28
  SECTION 9.2.     Entire Agreement; Assignment................................   28
  SECTION 9.3.     Validity....................................................   28
  SECTION 9.4.     Notices.....................................................   29
  SECTION 9.5.     Governing Law; Jurisdiction.................................   29
  SECTION 9.6.     Waiver of Jury Trial........................................   29
  SECTION 9.7.     Descriptive Headings........................................   30
  SECTION 9.8.     Counterparts................................................   30
  SECTION 9.9.     Parties in Interest.........................................   30
  SECTION 9.10.    Certain Definitions.........................................   30
  SECTION 9.11.    Specific Performance........................................   32

                              DISCLOSURE SCHEDULE

                                    EXHIBITS

EXHIBIT A  Form of Certificate of Incorporation of Company immediately after the
           Effective Time.

                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER dated as of February 16, 1999, by and between EMP ACQUISITION CORP., a Delaware corporation ("Newco"), and AMERICAN MEDIA, INC., a Delaware corporation (the "Company").

     WHEREAS, the respective Boards of Directors of Newco and the Company have declared this Agreement to be advisable and determined that the merger of Newco with and into the Company (the "Merger"), in accordance with the General Corporation Law of the State of Delaware (the "GCL") and upon the terms and subject to the conditions set forth in this Agreement, would be fair to and in the best interests of their respective stockholders, and such Boards of Directors have approved such Merger, pursuant to which each share of Class A Common Stock, par value $.01 per share (the "Class A Shares"), and each share of Class C Common Stock, par value $.01 per share (the "Class C Shares" and, collectively with the Class A Shares, the "Shares"), in each case which is issued and outstanding immediately prior to the Effective Time (as defined in Section 1.3) and not owned directly or indirectly by Newco or the Company will be converted into the right to receive $7.00 in cash;

     WHEREAS, all of the issued and outstanding Common Stock, par value $.01 per share (the "Newco Shares"), of Newco is owned by EMP Group LLC or an affiliate thereof;

     WHEREAS, the adoption of this Agreement requires the approval of a majority of the voting power of the outstanding Shares, voting as a single class (with each Class A Share having one vote per share and each Class C Share having three votes per share) (the "Company Stockholder Approval");

     WHEREAS, as a condition to their willingness to enter into this Agreement and consummate the transactions contemplated hereby, Newco has required that Boston Ventures Limited Partnership III, Boston Ventures Limited Partnership IIIA, Boston Ventures Company Limited Partnership III, Pemima, L.P. and Michael
J. Boylan (each, a "Principal Stockholder") agree, among other things, to execute a written consent in favor of adoption of this Agreement on the date hereof in accordance with the provisions of Section 228 of the GCL, vote the Shares beneficially owned by each of them in accordance with the Voting Agreement and comply with the other provisions of such Voting Agreement; and in order to induce Newco to enter into this Agreement, each Principal Stockholder has executed and delivered the Voting Agreement, dated as of the date hereof, with Newco (the "Voting Agreement");

     WHEREAS, Newco and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

     WHEREAS, certain capitalized terms used herein are defined or cross-referenced in Section 9.10.

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, Newco and the Company agree as follows:

                                    ARTICLE

                                   THE MERGER

     SECTION The Merger. Upon the terms and subject to the satisfaction or waiver of the conditions hereof, and in accordance with the applicable provisions of this Agreement and the GCL, at the Effective Time (as defined in Section 1.3) Newco shall be merged with and into the Company. Following the Merger, the separate corporate existence of Newco shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation").

     SECTION Closing. Unless this Agreement shall . have been terminated and the transactions herein contemplated shall have been abandoned pursuant to
Section 8.1 and subject to the satisfaction or waiver of the conditions set forth in Article VII, the closing of the Merger (the "Closing") will take place at 10:00 a.m. on the second business day after satisfaction or waiver of the conditions set forth in Article VII (the "Closing Date"), at the offices of Simpson Thacher & Bartlett, 425 Lexington Avenue, New York, New York 10017, unless another date, time or place is agreed to in writing by the parties hereto; provided that Newco may, upon written notice given to the Company no later than one business day before the date on which the Closing would otherwise occur, as contemplated by this Section
1.2 cause the Closing to be postponed to a date specified in such notice so long as such date is not more than 85 days after the date hereof, Newco states in such notice that such delay is necessary to permit completion of the offering of Senior Subordinated Notes (as defined in and contemplated by the Commitment Letters) and such notice is accompanied by a letter from the initial purchaser in respect of such offering and addressed to the Company to the effect that such initial purchaser agrees with the aforesaid statement.

     SECTION Effective Time. As soon as practicable after the satisfaction or waiver of the conditions set forth in Article VII, the Company shall execute in the manner required by the GCL and deliver to the Secretary of State of the State of Delaware a duly executed certificate of merger, and the parties shall take such other and further actions as may be required by law to make the Merger effective. The time the Merger becomes effective in accordance with applicable law is referred to as the "Effective Time."

     SECTION Effects of the Merger. The Merger shall have the effects set forth in Section 259 of the GCL.

     SECTION Certificate of Incorporation and By-Laws of the Surviving Corporation.

     The certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended in the Merger so as to read in its entirety in the form set forth as Exhibit A hereto and, as so amended, shall be the certificate of incorporation of the Surviving Corporation, until thereafter amended in accordance with the provisions thereof and applicable law.

     Subject to the provisions of Section 6.7, the by-laws of Newco in effect at the Effective Time shall be the by-laws of the Surviving Corporation, until thereafter amended in accordance with the provisions thereof and applicable law.

     SECTION Directors. Subject to applicable law, the directors of Newco immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

     SECTION Officers. The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

                                    ARTICLE

   EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS

     SECTION Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the Company, Newco or the holders of Shares or Newco Shares:

          Conversion of Shares. Each Share issued and outstanding immediately prior to the Effective Time (other than any Shares held by Newco or any wholly-owned subsidiary of Newco, in the treasury of the Company or by any wholly-owned subsidiary of the Company), which Shares, by virtue of the Merger and without any action on the part of the holder thereof, shall be canceled and retired and shall cease to exist with no payment being made with respect thereto, and other than Dissenting Shares (as defined in Section 3.1) shall be converted into the right to receive following the Merger an amount in cash equal to $7.00 (the "Merger Price").

          Cancellation and Retirement of Shares. As of the Effective Time, all Shares (other than Shares referred to in Section 2.1(a) which shall be canceled and retired in connection therewith and Dissenting Shares) issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive the Merger Price, without interest thereon, shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate which immediately prior to the Effective Time represented any such Shares so converted (a "Certificate") shall cease to have any rights with respect thereto, except the right to receive the Merger Price, without interest thereon.

          Conversion of Newco Shares. As of the Effective Time, each Newco Share that was issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation.

     SECTION Company Option Plan. (a) Newco and the Company shall take all actions necessary so that, immediately prior to the Effective Time, (i) each outstanding option to purchase Shares (an "Option") granted under the Company's Amended and Restated Stock Option Plan (the "Option Plan"), whether or not then exercisable or vested, shall become fully exercisable and vested, (ii) each Option which is then outstanding shall be canceled and (iii) in consideration of such cancellation, and except to the extent that Newco and the holder of any such Option otherwise agree, as soon as practicable following the Effective Time, the Company shall pay to such holders of Options an amount in respect thereof equal to the product of (A) the excess of the Merger Price over the exercise price thereof and (B) the number of Shares subject thereto (such payment to be net of taxes required by law to be withheld with respect thereto).

     Effective as of the Effective Time, the Company shall use its reasonable best efforts to take all such action as is necessary prior to the Effective Time to terminate the Option Plan so that on and after the Effective Time no current or former employee or director shall have any Option to purchase shares of common stock or any other equity interest in the Company under the Option Plan. The Company shall use its reasonable best efforts to obtain any consents necessary to release the Company from any liability in respect of any Options.

     SECTION Consent Statement; Action by Written Consent.

     As soon as practicable following the date of this Agreement, the Company and Newco shall prepare and file with the SEC a consent statement (the "Consent Statement") in connection with the solicitation of written consents in favor of the adoption of this Agreement (the "Consent Solicitation"). The Company and Newco shall use their reasonable best efforts to have the Consent Statement approved by the SEC as promptly as practicable after such filing and the Company shall use its reasonable best efforts to cause the Consent Statement to be mailed to its stockholders as promptly as practicable after receipt of such approval. The Company will notify Newco of the receipt of any comments from the SEC or its staff or of any request by the SEC or its staff for amendments or supplements to the Consent Statement or for additional information and will supply Newco with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Consent Statement prior to its being filed with the SEC and shall give Newco and its counsel the reasonable opportunity to review the Consent Statement and all amendments and supplements thereto and all responses to requests for additional information and replies to comments prior to their being filed with or sent to the SEC. The Company agrees to use its reasonable best efforts, after consultation with Newco, to respond promptly to all such comments of and requests by the SEC. The Company will cause the Consent Statement to comply as to form in all material respects with the applicable provisions of the Exchange Act. If at any time prior to the Effective Time any information relating to Newco or the Company, or any of their respective affiliates, officers or directors, should be discovered by Newco or the Company that should be set forth in an amendment or supplement to the Consent Statement so that such document would not include a misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the stockholders of the Company. The Company shall include in the Consent Statement the recommendation of the Company's Board of Directors that the shareholders consent to the adoption of this Agreement.

     Upon approval of the Consent Statement by the SEC, the Company shall solicit written consents for the adoption of this Agreement in compliance with the applicable rules of the New York Stock Exchange and the SEC. Notwithstanding the foregoing, the parties understand that, pursuant to the Voting Agreement, immediately following the execution of this Merger Agreement, the Principal Shareholders will effect the adoption of this Agreement by the stockholders of the Company by taking action by written consent of the stockholders of the Company in lieu of calling a meeting of stockholders pursuant to, and in accordance with, the requirements set forth in Section 228 of the GCL. The Company shall use its best efforts in the making of the Consent Solicitation and in causing the approval of this Agreement and the Merger to become effective as soon as practicable after the date of this Agreement, including but not limited to, fixing a record date for the purpose of determining the holders of Shares entitled to consent to the adoption of this Agreement and distributing the consents to the holders of Shares. The Company shall deliver to Newco, promptly after receipt, but in no case, more than two business days after receipt, notice of receipt of all consents received pursuant to the Consent Solicitation and filing of such consents with the Secretary of the Company. The Company shall promptly file with the Secretary of the Company after receipt, but in no case, more than one (1) business day after receipt, all consents received pursuant to the Consent Solicitation. The Company shall ensure that the Consent Solicitation is conducted in accordance with applicable laws.

     SECTION Releases.

     Effective upon the Effective Time, the Company hereby releases and forever discharges each person who is now, or has been at any time prior to the date hereof, an officer, director or stockholder (and any direct or indirect partner of any stockholder that is a partnership), trustee or agent of the Company or any of its subsidiaries and each person controlling any of the foregoing persons (individually, a "Released Party" and collectively, the "Released Parties"), from any and all claims, rights, obligations, debts, liabilities, actions or causes of action of every kind and nature, whether foreseen or unforeseen, contingent or actual, and whether now known or hereafter discovered, which the Company or any of its subsidiaries had, now has or may in the future have, in law or in equity, against any Released Party in any way arising out of, pertaining to or incurred in connection with acts or omissions or alleged acts or omissions by any of them in their capacity as an officer, director or stockholder which acts or omissions existed or occurred at or prior to the Effective Time other than acts or omissions or alleged acts or omissions involving criminal activity, willful misconduct or fraudulent activity by such Released Party (a "Released Claim"). This Section 2.4 shall not apply to loans from the Company to any Released Party.

     The Company shall pay all expenses, including attorneys' fees, that may be incurred by any Released Party in enforcing the obligations provided for in this
Section 2.4 and all expenses, including attorneys' fees, that may be incurred by any Released Party in defending any Released Claim; provided, that the Company shall not be obligated to pay any such expenses incurred by an officer, director or stockholder in the event that the Company is purchasing a claim against such officer, director or stockholder for acts or omissions or alleged acts or omissions involving criminal activity, willful misconduct or fraudulent activity unless such person is determined not to have committed such acts or omissions.

     The rights of each Released Party hereunder shall be in addition to any other rights such Released Party may have under the charter or by-laws of the Company, under applicable law or otherwise, the provisions of this Section 2.4 shall survive the Merger and each Released Party shall, for all purposes, be a third-party beneficiary of the covenants and agreements of the Company under this Section 2.4 and, accordingly, shall be treated as a party to this Agreement for purposes of the rights and remedies relating to enforcement of such covenants and agreements and shall be entitled to enforce any such rights and exercise any such remedies directly.

                                    ARTICLE

                     DISSENTING SHARES; PAYMENT FOR SHARES

     SECTION Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, Shares outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who demands in writing appraisal for such Shares in accordance with Section 262 of the GCL, if such Section 262 provides for appraisal rights for such Shares in the Merger ("Dissenting Shares"), shall not be converted into the right to receive the Merger Price as provided in Section 2.1(a), but shall be entitled to receive the consideration as shall be determined pursuant to
Section 262 of the GCL unless and until such holder fails to perfect or withdraws or otherwise loses his right to appraisal and payment under the GCL. If any such holder fails to perfect or withdraws or loses his right to appraisal, such Dissenting Shares shall thereupon be treated as if they had been converted as of the Effective Time into the right to receive the Merger Price, if any, to which such holder is entitled, without interest or dividends thereon. The Company shall give Newco prompt notice of any demands received by the Company for appraisal of Shares, withdrawals of such demands and any other instruments served pursuant to the GCL and received by the Company and, prior to the Effective Time, Newco shall have the right to participate in all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, except with the prior written consent of Newco, make any payment with respect to, or settle or offer to settle, any such demands.

     SECTION Payment for Shares.

     From and after the Effective Time, a bank or trust company mutually acceptable to Newco and the Company shall act as paying agent (the "Paying Agent") in effecting the payment of the Merger Price. Immediately prior to the Effective Time, Newco shall deposit, or cause to be deposited, in trust with the Paying Agent the aggregate Merger Price to which holders of Shares shall be entitled at the Effective Time pursuant to Section 2.1(a).

     Promptly after the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail to each record holder of Certificates (other than Certificates representing Dissenting Shares and Certificates representing Shares held by Newco, any wholly-owned subsidiary of Newco, in the treasury of the Company or by any wholly-owned subsidiary of the Company) (i) a form of letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent and which shall be in such form and have such other provisions as Newco may reasonably specify and to which the Company consents (such consent not to be unreasonably withheld or delayed) and (ii) instructions for use in surrendering such Certificates and receiving the aggregate Merger Price in respect thereof. Upon the surrender of each such Certificate, duly completed and validly executed in accordance with the instructions thereto, the Paying Agent shall pay the holder of such Certificate the Merger Price multiplied by the number of Shares formerly represented by such Certificate in consideration therefor, and such Certificate shall forthwith be canceled. Until so surrendered, each such Certificate (other than Certificates representing Dissenting Shares and Certificates representing Shares held by Newco, any wholly-owned subsidiary of Newco, in the treasury of the Company or by any wholly-owned subsidiary of the Company) shall represent solely the right to receive the aggregate Merger Price relating thereto. No interest or dividends shall be paid or accrued on the Merger Price. If the Merger Price (or any portion thereof) is to be delivered to any person other than the person in whose name the Certificate formerly representing Shares surrendered therefor is registered, it shall be a condition to such right to receive such Merger Price, that the Certificate so surrendered shall be properly endorsed, with signature guaranteed, or otherwise be in proper form for transfer and that the person surrendering such Certificates shall pay to the Paying Agent any transfer or other taxes required by reason of the payment of the Merger Price to a person other than the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Paying Agent that such tax has been paid or is not applicable.

     Promptly following the date which is 180 days after the Effective Time, the Paying Agent shall deliver to the Surviving Corporation all cash, Certificates and other documents in its possession relating to the transactions described in this Agreement, and the Paying Agent's duties shall terminate. Thereafter, each holder of a Certificate formerly representing Shares who has not theretofore complied with Article II and this Article III shall look only to the Surviving Corporation (as a general creditor thereof) for payment of its claim for the Merger Price (without any interest or dividends thereon).

     No Liability. None of Newco, the Company or the Paying Agent shall be liable to any person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law to the extent any such law so provides.

     Investment in Exchange Fund. The Paying Agent shall invest the Merger Price as directed by the Surviving Corporation (within guidelines approved by the Company prior to the Closing Date, which approval shall not be unreasonably withheld or delayed). Any interest resulting from such investment shall be paid to the Surviving Corporation.

     Stock Transfer Books. After the Effective Time, there shall be no registrations of transfers on the stock transfer books of the Surviving Corporation of any Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates formerly representing Shares are presented to the Surviving Corporation or the Paying Agent, they shall be surrendered and canceled in return for the payment of the aggregate Merger Price relating thereto, as provided in this Article III.

     No Further Ownership Rights in Shares Exchanged For Cash. All cash paid upon the surrender for exchange of Certificates formerly representing Shares in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares formerly represented by such Certificates.

     Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable and customary amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to the Certificate, the Paying Agent shall deliver in exchange for such lost, stolen or destroyed Certificate the applicable Merger Price with respect thereto.

     Withholding Rights. The Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of Shares pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"), or under any provision of state, local or foreign Tax law.

     SECTION The Debt Offer.

     Provided that this Agreement shall not have been terminated in accordance with Section 8.1, the Company shall, as soon as practicable following execution of this Agreement (but in no event later than 15 calendar days after the public announcement of the execution of this Agreement), commence an offer to purchase all of the outstanding aggregate principal amount of the Company's 11.63% Senior Subordinated Notes due 2004 (the "Subordinated Notes") on the terms set forth in
Section 3.3 of the Company Disclosure Schedule (as defined in Article IV) and such other customary terms and conditions as are reasonably acceptable to Newco (the "Debt Offer"). The Company shall waive any of the conditions (other than that the Merger shall have been consummated) to the Debt Offer and make any other changes in the terms and conditions of the Debt Offer as reasonably requested by Newco, and the Company shall not, without Newco's prior consent, waive any condition to the Debt Offer or make any changes to the terms and conditions of the Debt Offer. Notwithstanding anything in this Agreement, including the immediately preceding sentence, to the contrary, Newco shall not request that the Company make any change to the terms and conditions of the Debt Offer that, in the Company's reasonable judgment, is adverse to the holders of the Subordinated Notes or the Shares or that reasonably could be expected to delay or impair consummation of the Merger or the transactions contemplated hereby unless such change was previously approved by the Company in writing. The Company covenants and agrees that, subject to the terms and conditions of this Agreement, including but not limited to the conditions to the Debt Offer, it will accept for payment and pay for the Subordinated Notes as soon as the condition set forth in Section 7.2(f) is satisfied or waived and immediately prior to the Effective Time so long as it is permitted to do so under applicable law.

     Promptly following the date of this Agreement, Newco and the Company shall prepare an offer to purchase the Subordinated Notes (or portions thereof) and forms of the related letter of transmittal (the "Letter of Transmittal") (collectively, the "Offer to Purchase") and summary advertisement, as well as all other information and exhibits (collectively, the "Offer Documents"). Newco and the Company will cooperate with each other in the preparation of the Offer Documents. All mailings to the holders of Subordinated Notes in connection with the Debt Offer shall be subject to the prior review, comment and reasonable approval of Newco. The Company will use its reasonable best efforts to cause the Offer Documents to be mailed to the holders of the Subordinated Notes as promptly as practicable following commencement of the Debt Offer in accordance with Section 3.3(a). The Company agrees promptly to correct any information in the Offer Documents that shall be or have become false or misleading in any material respect.

     In connection with the Debt Offer, if requested by Newco, the Company shall promptly furnish Newco with security position listings, any non-objecting beneficial owner lists and any available listings or computer files containing the names and addresses of the beneficial owners and/or record holders of Subordinated Notes, each as of a recent date, and shall promptly furnish Newco with such additional information (including but not limited to updated lists of holders of the Subordinated Notes, mailing labels, security position listings and non-objecting beneficial owner lists) and such other assistance as Newco or its agents may reasonably require in communicating the Debt Offer to the record and beneficial holders of Subordinated Notes.

                                    ARTICLE

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to Newco that (i) except as set forth in the Company Disclosure Schedule delivered to Newco prior to the execution of this Agreement (the "Company Disclosure Schedule"), but, with respect to any representation or warranty, only to the extent that it would be reasonably apparent that a reference on the Company Disclosure Schedule relates to such representation or warranty, and (ii) except as fairly reflected in the notes to the financial statements described in Section 4.6(b) hereof.

     SECTION Organization and Qualification; Subsidiaries. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of the Company's subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. The Company and each of its subsidiaries has the requisite corporate power and authority to own, operate or lease its properties and to carry on its business as it is now being conducted, and is duly qualified or licensed to do business, and is in good standing, in each jurisdiction in which the nature of its business or the properties owned, operated or leased by it makes such qualification, licensing or good standing necessary, except where the failure to have such power or authority, or the failure to be so qualified, licensed or in good standing, reasonably could not, individually or in the aggregate, be expected to have a Material Adverse Effect on the Company. The term "Material Adverse Effect on the Company", as used in this Agreement, means any change, effect, event, occurrence or development that is (i) materially adverse to the business, operations, assets, liabilities, condition (financial or otherwise), results of operations or prospects of the Company and its subsidiaries taken as a whole except for any change or effect resulting from (a) general economic, financial or market conditions, (b) any change or effect resulting from conditions or circumstances generally affecting the newspaper or magazine publishing industry so long as such change or effect does not have a materially disproportionate effect on the Company, or (c) changes in laws of general applicability or applicable generally to the newspaper or magazine publishing industry so long as such change or effect does not have a materially disproportionate effect on the Company or (ii) materially adversely affects the ability of the Company to perform its obligations under this Agreement.

     SECTION Certificate of Incorporation and By-Laws. The Company has heretofore delivered to Newco a complete and correct copy of the certificate of incorporation and the by-laws, each as amended to the date hereof, of the Company and of each of its subsidiaries. Such certificates of incorporation and by-laws are in full force and effect and no other organizational documents are applicable to or binding upon the Company or its subsidiaries, as applicable. Neither the Company nor any of its subsidiaries is in violation of any of the provisions of its certificate of incorporation or by-laws.

     SECTION Capitalization. The authorized capital stock of the Company consists of 155,000,000 Shares divided into 100,000,000 Class A Shares, 20,000,000 shares of Class B Common Stock, par value $.01 per share (the "Class B Shares"), 25,000,000 Class C Shares and 10,000,000 shares of Serial Preferred Stock, par value $.01 per share (the "Preferred Stock"), none of which preferred shares are outstanding. As of the close of business on February 8, 1999, there were 21,793,184 Class A Shares issued and outstanding. As of the date of this Agreement, there were no Class B Shares and 20,702,005 Class C Shares issued and outstanding. The Company has no shares of capital stock reserved for issuance, except that (i), as of the close of business on February 8, 1999, there were 1,672,912 Class A Shares issuable upon exercise of outstanding Options (with an average exercise price of $6.02) and (ii) as of the date of this Agreement, there are 20,702,005 Class A Shares issuable upon conversion of Class C Shares. Except as set forth above, as of the close of business on February 8, 1999, or the date of this Agreement, as the case may be, no shares of capital stock or other voting securities of the Company are issued, reserved for issuance or outstanding. All the outstanding Shares are, and all Shares which may be issued pursuant to the exercise of outstanding Options or the conversion of Class C Shares will be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and nonassessable and free of preemptive (or similar) rights. There are no bonds, debentures, notes or other indebtedness or securities having general voting rights (or convertible into securities having such rights) ("Voting Debt") of the Company or any of its subsidiaries issued and outstanding. Except as set forth above, there are no existing options, warrants, calls, subscriptions or other rights, agreements, arrangements or commitments of any character, relating to the issued or unissued capital stock of the Company or any of its subsidiaries, obligating the Company or any of its subsidiaries to issue, deliver, transfer or sell or cause to be issued, delivered, transferred or sold any shares of capital stock or Voting Debt of, or other equity or voting interest in, the Company or any of its subsidiaries or securities convertible into or exchangeable or exercisable for such shares or equity or voting interests or obligations of the Company or any of its subsidiaries to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment. All Options were granted under the Option Plan. Since the close of business on February 8, 1999 and prior to the execution of this Agreement, there have been no Options, Shares or any other voting securities or capital stock issuances by the Company or any subsidiary except for issuances of Shares pursuant to the exercise of Options. Except for the Company's obligations to accept surrendered Class C Shares upon conversion thereof into Class A Shares, there are no outstanding obligations of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire, or make any payment in respect of, any Shares or the capital stock of the Company or any of its subsidiaries, or to provide funds or make any investment (in the form of a loan, capital contribution or otherwise) in, any other person (other than cash equivalents, trade receivables and investments in wholly owned subsidiaries). To the knowledge of the Company, there are no irrevocable proxies with respect to Shares of the Company or any shares of capital stock of any subsidiary of the Company. Section 4.3 of the Company Disclosure Schedule constitutes a true and complete list of the subsidiaries and associated entities of the Company and evidences the amount of capital stock or other equity interests owned by the Company, either directly or indir ectly, in such subsidiaries or associated entities. Each of the outstanding shares of capital stock of each of the Company's subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and such shares of the Company's subsidiaries are 100% owned by the Company or by a subsidiary of the Company (other than the shares of Frontline Marketing, Inc. and Biocide, Inc. (collectively, the "Special Subs"), the shares of which are each 80% owned by the Company), in each case free and clear of any lien, claim, option, charge, security interest, limitation, encumbrance, agreement, limitation on voting rights and restriction of any kind (any of the foregoing being a "Lien"). For the purposes of this Agreement, the Special Subs are considered to be wholly-owned subsidiaries of the Company. No entity in which the Company owns, directly or indirectly, less than a 50% equity interest is, individually or when taken together with all such other entities, material to the business of the Company and its subsidiaries taken as a whole.

     SECTION Authority Relative to this Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized and approved by the Board and no other corporate proceedings on the part of the Company are necessary to authorize or approve this Agreement or to consummate the transactions contemplated hereby (other than, with respect to the Merger, the adoption of this Agreement by holders of the Shares to the extent required by the Company's certificate of incorporation and by applicable law). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due and valid authorization, execution and delivery of this Agreement by Newco, constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting or relating to the enforcement of creditors' rights generally and (ii) is subject to general principles of equity (whether considered in a proceeding in equity or in law).

     SECTION No Conflict; Required Filings and Consents.

     None of the execution, delivery and performance of this Agreement by the Company, the consummation by the Company of the transactions contemplated hereby or compliance by the Company with any of the provisions hereof (in each case other than in respect of the financing to be obtained contemplated by the Commitment Letters or any other financing obtained in connection with the transactions contemplated hereby) will (i) conflict with or violate any provision of the certificate of incorporation or by-laws of the Company or the comparable organizational documents of any of its subsidiaries, (ii) subject to the governmental filings and of matters referred to in Section 4.5(b), conflict with or violate any statute, ordinance, rule, regulation, order, judgment or decree applicable to the Company or its subsidiaries, or by which any of them or any of their respective properties or assets may be bound or affected, or (iii) result in a violation or breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in any loss of any material benefit, or the creation of any Lien on any of the property or assets of the Company or any of its subsidiaries (any of the foregoing referred to in clause (ii) or this clause (iii) being a "Violation") pursuant to, any loan or credit agreement, note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or any of their respective properties may be bound or affected, except in the case of the foregoing clauses
(ii) or (iii) for any such Violations which, individually or in the aggregate, reasonably could not be expected to have a Material Adverse Effect on the Company.

     None of the execution, delivery and performance of this Agreement by the Company, the consummation by the Company of the transactions contemplated hereby or compliance by the Company with any of the provisions hereof (in each case other than in respect of the financing contemplated by the Commitment Letters or any other financing obtained in connection with the transactions contemplated hereby) will require any consent, waiver, approval, authorization or permit of, or registration or filing with or notification to (any of the foregoing being a "Consent"), any administrative, government or regulatory authority, agency, court, commission, tribunal or body, domestic, foreign or supranational (a "Governmental Entity"), except for (i) compliance with any applicable requirements of the Exchange Act, (ii) the filing of a certificate of merger, pursuant to the GCL, (iii) applicable state takeover statutes, (iv) compliance with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and any requirements of any foreign or supranational Antitrust Laws (as hereinafter defined) and (v) Consents, the failure of which to obtain or make, individually or in the aggregate, could not be reasonably expected to have a Material Adverse Effect on the Company.

     SECTION SEC Reports and Financial Statements.

     The Company has filed with the SEC all forms, reports, schedules, registration statements and definitive proxy statements (collectively, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the "SEC Reports") required to be filed by the Company with the SEC since December 31, 1995. Other than American Media Operations, Inc. ("Operations"), no subsidiary of the Company is required to file any form, report, schedule, registration statement or proxy statement with the SEC. As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Exchange Act or the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder applicable, as the case may be, to such SEC Reports, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

     Each of the audited and unaudited consolidated financial statements of the Company (including any related notes and schedules, if any, thereto) included in the SEC Reports complies as to form in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, represents fairly, in all material respects, the consolidated financial position and the consolidated results of operations and cash flows of the Company and its consolidated subsidiaries as of the dates or for the periods presented therein and has been prepared in conformity with United States generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved except as otherwise noted therein, including in the notes thereto. Except as set forth in the consolidated balance sheet of the Company at September 28, 1998, included in the SEC Reports, as of such date, neither the Company nor any of its subsidiaries has any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) that (i) is required by GAAP to be reflected on a consolidated balance sheet of the Company as of such date, and (ii) individually or in the aggregate, reasonably could be expected to have a Material Adverse Effect on the Company. Except as set forth in the consolidated balance sheet of the Company at September 30, 1998, included in the SEC Reports, neither the Company nor any of its subsidiaries had any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) which would be required by GAAP to be reflected on a consolidated balance sheet of the Company, except for liabilities or obligations (i) incurred in the ordinary course of business since September 28, 1998, or (ii) which could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. As of January 31, 1999, the aggregate Funded Debt of the Company and its subsidiaries was less than $483 million.

     SECTION Information. None of the information supplied by the Company for inclusion or incorporation by reference in (i) the Offer Documents, (ii) the Consent Statement or (iii) any other document to be filed with the SEC or any other Governmental Entity in connection with the transactions contemplated by this Agreement (the "Other Filings") will, at the respective times filed with the SEC or other Governmental Entity and, in addition, in the case of the Consent Statement, at the date it or any amendment or supplement is mailed to stockholders, and at the Effective Time, and, in the case of the Offer Documents, at the time the Offer Documents or any amendments or supplements are first published or sent or given to Holders of the Subordinated Notes, as the case may be, or at the time the Debt Offer is consummated, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading except, in each case, as the same may be amended or supplemented prior to the Effective Time. The Consent Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder, except that no representation is made by the Company with respect to statements made therein based on information supplied by Newco in writing specifically for inclusion in the Consent Statement. For purposes of this Agreement, the parties agree that statements made and information in the Consent Statement relating to the Federal income tax consequences of the transactions herein contemplated to holders of Shares shall be deemed to be supplied by the Company and not by Newco.

     SECTION Litigation. As of the date hereof: there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its subsidiaries that, individually or in the aggregate, reasonably could be expected to (x) have a Material Adverse Effect on the Company or (y) prevent or delay in any material respect the consummation of the transactions contemplated by this Agreement, nor is there any judgment, decree, injunction or order of any Governmental Entity, administrative or regulatory authority or body, or arbitrator outstanding against the Company or any of its subsidiaries that reasonably could be expected to (x) have, individually or in the aggregate, a Material Adverse Effect on the Company or (y) prevent or delay in any material respect the consummation of the transactions contemplated by this Agreement. Neither the Company nor any of its subsidiaries nor any of their respective properties is or are subject to any order, writ, judgment, injunction, decree, determination or award which reasonably could be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company or would enjoin or prohibit the consummation of the transactions contemplated hereby.

     SECTION Compliance with Applicable Laws. Each of the Company and its subsidiaries has been and is in compliance with all permits, licenses and franchises from Governmental Entities required to conduct its business as now being conducted, except to the extent that the failure to have been or comply with such permits, licenses and franchises reasonably could not, individually or in the aggregate, be expected to have a Material Adverse Effect on the Company. The Company and its subsidiaries are, and are conducting their respective business operations, in compliance with all laws, regulations and orders of any Governmental Entity applicable to any of them, except for such failures so to comply which, individually or in the aggregate, reasonably could not be expected to have a Material Adverse Effect on the Company.

     SECTION Employee Benefit Plans.

     Section 4.10 of the Company Disclosure Schedule includes a complete list of each material "employee benefit plan" (within the meaning of section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) (including, without limitation, multiemployer plans within the meaning of ERISA section 3(37)), stock purchase, stock option, severance, employment, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transaction contemplated by this Agreement or otherwise), whether formal or informal, oral or written, legally binding or not under which any employee or former employee of the Company or any of its subsidiaries has any present or future right to benefits or under which the Company or any of its subsidiaries has any present or future liability. All such plans, agreements, programs, policies and arrangements shall be collectively referred to as the "Plans."

     With respect to each Plan, the Company has made available to Parent a true, correct and complete copy of: (i) all plan documents, benefit schedules, trust agreements, and insurance contracts and other funding vehicles; (ii) the most recent Annual Report (Form 5500 Series) and accompanying schedule, if any; (iii) the current summary plan description, if any, and other written communications;
(iv) the three most recent annual financial reports, if any; (v) the three most recent actuarial reports, if any; and (vi) the most recent determination letter from the Internal Revenue Service (the "IRS"), if any.

     Each Plan has been established and administered in accordance with its terms, and in compliance with the applicable provisions of ERISA, the Code and other applicable laws, rules and regulations except for such violations or non-compliances, which, individually or in the aggregate, reasonably could not be expected to have a Material Adverse Effect on the Company. With respect to each Plan that is intended to be a "qualified plan" within the meaning of
Section 401(a) of the Code ("Qualified Plans"), the IRS has issued a favorable determination letter and nothing has occurred, whether by action or failure to act, which would cause the loss of such qualification.

     All contributions required to be made to any Plan by applicable law or regulation or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Plan, for any period through the Effective Time have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected in the financial statements of the Company to the extent required under GAAP.

     No Plan is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code. There does not now exist, nor do any circumstances exist that could reasonably be expected to result in, any material liability under (i) Title IV of ERISA, (ii) section 302 of ERISA, (iii) sections 412 and 4971 of the Code or (iv) the continuation coverage requirements of section 601 et seq. of ERISA and section 4980B of the Code.

     (i) With respect to any Plan, no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or threatened and no facts or circumstances exist which could give rise to any such actions, suits or claims; (ii) neither the Company nor any other party has engaged in a prohibited transaction, as such term is defined under Code section 4975 or ERISA section 406, which would subject the Company, any of its subsidiaries or the Buyer to any taxes, penalties or other liabilities under Code section 4975 or ERISA sections 409 or 502(i); (iii) no event has occurred and no condition exists that would subject the Company or any of its subsidiaries, either directly or by reason of its affiliation with any member of its Controlled Group (defined as any organization which is a member of a controlled group of organizations within the meaning of Code sections 414(b), (c), (m) or (o)), to any tax, fine or penalty imposed by ERISA, the Code or other applicable laws, rules and regulations; (iv) no Plan provides for an increase in benefits on or after the Closing Date; and (v) each Plan, excluding individual employment agreements or individual contracts with employees, may be amended or terminated without obligation or liability (other than those obligations and liabilities for which specific assets have been set aside in a trust or other funding vehicle or reserved for on the Company's balance sheet).

     Except as set forth in Section 4.10 of the Company Disclosure Schedule, no Plan exists which could result in the payment to any employee of the Company or any of its subsidiaries of any money or other property or rights or accelerate or provide any other rights or benefits to any employee of the Company or any of its subsidiaries as a result of the transaction contemplated by this Agreement, whether or not such payment would constitute a parachute payment within the meaning of Code section 280G, and whether or not some other subsequent action or event would be required to cause such payment, acceleration or provision to be triggered.

     SECTION Intellectual Property.

     Schedule 4.11(a) sets forth (i) all patents, registrations and applications for Intellectual Property owned, held or used by the Company or any of its subsidiaries, (ii) all material unregistered Intellectual Property owned, held or used by the Company or any of its subsidiaries, and (iii) all material licenses, sublicenses, consent-to-use agreements and other agreements concerning Intellectual Property to which the Company or any of its subsidiaries is a party ("IP Licenses"). The Company or any of its subsidiaries owns or has the right to use all the Intellectual Property listed on Schedule 4.11(a), and all the Intellectual Property necessary or desirable for the operation of the Company or any of its subsidiaries as each is currently operated and consistent with past practice.

     Except as set forth on Schedule 4.11(b), and except for such matters that, individually or in the aggregate, reasonably could not be expected to have a Material Adverse Effect on the Company, (i) all of the Intellectual Property owned or used by the Company or any of its subsidiaries is valid, enforceable and unexpired, is free of all Liens, has not been abandoned, does not infringe or impair the Intellectual Property of any third party and is not being infringed or impaired by any third party; (ii) no judgment, decree, injunction, rule or order has been rendered or, to the Company's knowledge, is threatened by any Governmental Entity which would limit, cancel or question the validity of (or the Company's or any of its subsidiaries' rights regarding ownership or use of) any Intellectual Property owned, held or used by the Company or any of its subsidiaries; (iii) no action, suit or proceeding is pending, or to the Company's knowledge, threatened that seeks to limit, cancel or question the validity of (or the Company's or any of its subsidiaries' rights regarding ownership or use of) any Intellectual Property owned, held or used by the Company or any of its subsidiaries; and (iv) the Company and its subsidiaries are not in breach of or default under any IP License, nor to the Company's knowledge, does a valid basis exist for any other party to any IP License to claim same.

     For purposes of this Section 4.11, "Intellectual Property" shall mean all U.S., state and foreign intellectual property, including without limitation all
(i) (A) patentable inventions, discoveries, processes, designs, techniques, developments, technology, and related improvements and know-how; (B) copyrights in works of authorship in any language or media, including computer software, databases and related items, textual works, graphics, artwork, photography, advertising and promotional materials, designs, web site content, and all authors' rights and waivers; (C) trademarks, service marks, trade names, brand names, corporate names, domain names, logos, trade dress and all elements thereof, the goodwill of any business symbolized thereby, and all common-law rights relating thereto; and (D) trade secrets, subscriber and advertiser lists and other confidential information; (ii) all registrations, applications, recordings, licenses and other agreements related thereto; and (iii) all rights to obtain renewals, extensions, continuations, continuations-in-part, reissues, divisions or similar legal protections related thereto.

     SECTION Environmental Matters. Except for items referred to below which could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, (a) each of the Company and each of its subsidiaries complies and has complied with all Environmental Laws applicable to the properties, assets or businesses of the Company and its subsidiaries, and possesses and complies with and has possessed and complied with all Environmental Permits required under such laws; (b) no modification, revocation, reissuance, alteration, transfer, or amendment of any of the Environmental Permits, or any review by, or approval of, any third party of any of the Environmental Permits is required in connection with the execution or delivery of this Agreement or the consummation of the transactions contemplated hereby or the continuation of the business of the Company and its subsidiaries following such consummation; (c) no judicial or administrative proceeding is pending or to the knowledge of the Company threatened relating to liability for any off-site disposal or contamination; (d) none of the Company or any of its subsidiaries has received any Environmental Claim, and none of the Company or any of its subsidiaries is aware after reasonable inquiry of any threatened Environmental Claim; (e) none of the Company or any of its subsidiaries has assumed, contractually or by operation of law, any liabilities or obligations under any Environmental Laws; (f) there are and have been no Hazardous Materials at any property owned, operated or otherwise used by the Company or any subsidiary now or in the past that reasonably could be expected to give rise to liability that could reasonably be expected to have a Material Adverse Effect on the Company or any subsidiary under any Environmental Law; (g) there are no past or present events, conditions, circumstances, practices, plans or legal requirements that could reasonably be expected to result in liability to the Company or any of its subsidiaries under Environmental Laws or prevent or increase either the Company's or any of its subsidiaries' burden of complying with Environmental Laws, in either case, such that, individually or in the aggregate, such matters could reasonably be expected to have a Material Adverse Effect; and (h) none of the Company or any of its subsidiaries has entered into or agreed to any consent, decree, order or agreement under any Environmental Law, and none of the Company or any of its subsidiaries is subject to any judgment, decree or order relating to compliance with any Environmental Law or to investigation, cleanup, remediation or removal of Hazardous Materials. For purposes of this Agreement, the following terms shall have the following meanings:

          "Environmental Claim" means any written or oral notice, claim, demand, action, suit, complaint, proceeding or other communication by any person alleging liability or potential liability arising out of, relating to, based on or resulting from (i) the presence, discharge, emission, release or threatened release of any Hazardous Materials at any location, whether or not owned, leased or operated by the Company or any of its subsidiaries or (ii) circumstances forming the basis of any violation or alleged violation of any Environmental Law or Environmental Permit or (iii) otherwise relating to obligations or liabilities under any Environmental Laws.

          "Environmental Laws" means all applicable federal, state and local statutes, rules, regulations, ordinances, orders, decrees and common law, as they exist at the date hereof, relating in any manner to contamination, pollution or protection of human health or the environment, including without limitation the Comprehensive Environmental Response, Compensation and Liability Act, the Solid Waste Disposal Act, the Resource Conservation and Recovery Act, the Clean Air Act, the Clean Water Act, the Toxic Substances Control Act, the Occupational Safety and Health Act, the Emergency Planning and Community-Right-to-Know Act, the Safe Drinking Water Act, all as amended, and similar state laws.

          "Environmental Permits" means all permits, licenses, registrations and other governmental authorizations required for the Company and the operations of the Company's and its subsidiaries' facilities and otherwise to conduct its business under Environmental Laws.

          "Hazardous Materials" means all hazardous or toxic substances, wastes, materials or chemicals, petroleum (including crude oil or any fraction thereof) and petroleum products, asbestos and asbestos-containing materials, pollutants, contaminants and all other materials and substances regulated pursuant to, or that could form the basis of liability under, any Environmental Law.

     SECTION Material Adverse Change. Since September 28, 1998, the Company and its subsidiaries have conducted their businesses only in the ordinary course of business consistent with past practice (except with respect to the Soap Opera
Sale) in all material respects, and, since such date, there has not been (a) any change, effect, event, occurrence or development in the business, operations, assets, liabilities, condition (financial or otherwise), results of operations or prospects of the Company or any of its subsidiaries that reasonably could be expected to be materially adverse to the Company and its subsidiaries taken as a whole except for any change resulting from (i) general economic, financial or market conditions, (ii) conditions or circumstances generally affecting the newspaper or magazine publishing industry so long as such change does not have a materially disproportionate effect on the Company, or (iii) changes in laws of general applicability or applicable generally to the newspaper or magazine publishing industry so long as such change does not have a materially disproportionate effect on the Company, (b) any action by the Company or any of its subsidiaries which, if taken after the date of this Agreement, would constitute a breach of any provision of Section 6.1 (other than Section 6.1(i) and (n)) or (c) any change, effect, event, occurrence of development which reasonably could be expected to prevent or delay in any material respect the consummation of the transactions contemplated by this Agreement.

     SECTION Certain Approvals.

     The Board of Directors of the Company, at a meeting duly called and held, has by unanimous vote of the directors present and with the written consent of the one director not present (who together constituted 100% of the directors then in office) (a) declared this Agreement advisable and determined that the transactions contemplated hereby, including the Merger and the Debt Offer, are fair to and in the best interests of the stockholders of the Company, (b) duly approved this Agreement and the transactions contemplated hereby, including the Merger and the Debt Offer, and the Voting Agreement and (c) resolved to recommend that the holders of Shares adopt this Agreement. The Board of Directors of the Company has taken appropriate action such that, assuming the accuracy of Newco's representation in Section 5.6 of this Agreement, the provisions of Section 203 of the GCL will not apply to Newco, any "affiliate" or "associate" (each as defined in Section 203) of Newco or any of the transactions contemplated by this Agreement or the Voting Agreement.

     The Company Stockholder Vote is the only vote of the holders of any class or series of the Company's voting securities necessary to approve this Agreement and the transactions contemplated hereby. There is no vote of the holders of any class or series of the Company's securities necessary to approve the Voting Agreement.

     SECTION Opinion of Financial Advisor. The Company has received the written opinion of Lazard Freres & Co., LLC ("Lazard Freres") to the effect that the Merger Price is fair to the holders of the Shares from a financial point of view.

     SECTION Brokers. Except for the engagement of Lazard Freres, none of the Company, any of its subsidiaries, or any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder's fees in connection with the transactions contemplated by this Agreement. The Company is obligated to pay to Lazard Freres at the Effective Time an aggregate fee of $3.45 million plus its costs and expenses.

     SECTION Contracts, etc. Section 4.16 of the Company Disclosure Schedule contains a complete and accurate list of all material contracts (written or oral), plans, undertakings, commitments or agreements to which the Company or any of its subsidiaries is a party or by which any of them is bound as of the date of this Agreement ("Contracts") (other than Contracts between or solely among the Company and any of its wholly owned subsidiaries), including those agreements included in the following categories.

     To the extent not already listed in the Company Disclosure Schedule, employment contracts, including, without limitation, contracts to employ executive officers and other contracts with officers or directors of the Company or the Principal Stockholders (or their affiliates), and all severance, change in control or similar arrangements with any officers, employees or agents of the Company that will result in any obligation (absolute or contingent) of the Company or any of its subsidiaries to make any payment to any officers, employees or agents of the Company following either the consummation of the transactions contemplated hereby, termination of employment or both;

     (i) Contracts for the purchase of inventory/supplies which are not cancelable (without penalty, cost or other liability in excess of $100,000) within one (1) year and (ii) other contracts made in the ordinary course of business involving future annual expenditures or liabilities of the Company and its subsidiaries in excess of $100,000 which are not cancelable (without penalty, cost or other liability in excess of $100,000) within ninety (90) days;

     Promissory notes, loans, agreements, indentures, evidences of indebtedness or other instruments providing for the lending of money in excess of $1,000,000, whether as borrower, lender or guarantor;

     Contracts containing covenants limiting the freedom of the Company or any of its subsidiaries to engage in any line of business or compete with any person or operate at any location;

     Joint venture or partnership agreements or joint development or similar agreements pursuant to which any third party is entitled to develop any products on behalf of the Company or its subsidiaries;

     Any Contract pending or the acquisition or disposition, directly or indirectly (by merger or otherwise) of assets with fair market value or book value in excess of $100,000 (other than inventory) or capital stock of another person;

     Any Contract with an affiliate of the Company or any of its subsidiaries;

     Any other Contract containing "change of control" provisions which would be triggered upon the Merger, sale of the Company or any of its subsidiaries or similar transaction; and

     All Contracts governing the material distribution of the publications, subscription servicing and any other material Contract governing the operations of the Company or any subsidiary.

     True and complete copies of the written Contracts identified on Section
4.16 of the Company Disclosure Schedule have been filed with the SEC as exhibits to the Company SEC Reports or delivered to Newco, including, without limitation, all schedules, exhibits and annexes to such contracts. Except as set forth in
Section 4.16 of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries nor any other party to any Contract is in default under, or in breach or violation of, any Contract and, to the knowledge of the Company, no event has occurred which, with the giving of notice or passage of time or both would constitute a default under any Contract, except for such defaults, breaches and violations which, individually or in the aggregate, reasonably could not be expected to have a Material Adverse Effect on the Company. Other than contracts which have terminated or expired in accordance with their terms, each of the Contracts is valid, binding and enforceable in accordance with its terms (subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered on a proceeding in equity or at law) and an implied covenant of good faith and fair dealing) and is in full force and effect. No event (except for the execution, delivery and performance of this Agreement) has occurred which either entitles, or would, on notice or lapse of time or both, entitle, the holder of any indebtedness for borrowed money of the Company or any of its subsidiaries to accelerate, or which does accelerate, the maturity of any indebtedness affecting the Company or any of its subsidiaries.

     SECTION Labor Matters. The Company is not a party to any agreement pursuant to which a labor organization is certified under applicable labor law as a bargaining agent for any of the Company's or any of its subsidiaries' employees, nor is such an agreement being negotiated. There are no representation or certification proceedings, or petitions seeking a representation proceeding pending or, to the knowledge of the Company, threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority; and there are not any organizing activities or strikes involving the Company or any of its subsidiaries with respect to any group of employees of the Company or its subsidiaries.

     SECTION Tax Matters. Except as set forth on Section 4.18 of the Company Disclosure Schedule: the Company and each of its subsidiaries and any consolidated, combined, unitary or aggregate group for Tax purposes of which the Company or any of its subsidiaries is a member has timely filed all material Tax Returns required to be filed by it in the manner provided by law, has timely paid all material Taxes and has provided adequate reserves as required by GAAP in its financial statements with respect to any liability for Taxes not yet due and payable. Except as set forth in Section 4.18 of the Company Disclosure
Schedule: (i) no deficiencies for any United States federal income Taxes have been proposed, asserted or assessed in writing against the Company or any of its subsidiaries that are not adequately reserved for as required by GAAP; (ii) no audit of any United States Tax Return of the Company or any of subsidiaries is being conducted by a Tax authority; (iii) no extension of the statute of limitations on the assessment of any Taxes has been granted by the Company or any of its subsidiaries and is currently in effect; (iv) neither the Company nor any of its subsidiaries (x) has been a member of an affiliated group filing a consolidated Federal income Tax Return (other than a group the common parent of which was the Company) or (y) has any liability for the Taxes of any person (other than the Company and its subsidiaries) arising from the application of Treasury Regulations sec. 1.1502-6 or any analogous provision of state, local or foreign law; (v) no consent under Section 341(f) of the Code has been filed with respect to the Company or any of its subsidiaries; (vi) neither the Company nor any of its subsidiaries has issued or assumed any obligations described in Section 279(a) of the Code that remains outstanding; (vii) no claim for unpaid Taxes has become a Lien against the property of the Company or any of its subsidiaries or is being asserted against the Company or any of its subsidiaries; and (viii) neither the Company nor any of its subsidiaries has made any payments, or is a party to any agreement that under certain circumstances could obligate it to make any payments, that will not be deductible under Sections 162(m) or 2180G of the Code. As used herein, "Taxes" shall mean any taxes of any kind including but not limited to those on or measured by or referred to as income, gross receipts, capital, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, value added, property or windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any governmental authority, domestic or foreign. As used herein, "Tax Return" shall mean any return, report or statement required to be filed with any governmental authority with respect to Taxes.

     SECTION Make Good; Advertising Credits. Set forth in Section 4.19 of the Company Disclosure Schedule is a description of the policies of the Company and its subsidiaries regarding "make good" and advertising credit requests for each publication.

     SECTION Insurance. Section 4.20 of the Company Disclosure Schedule contains a correct and complete description of all performance bonds, policies or binders of insurance held by or on behalf of the Company or its subsidiaries exclusively, or providing coverage for any of their respective properties or assets (in each case specifying the insurer, the amount of coverage the type of insurance, the risks insured, the expiration date, and the policy number). Except as set forth in Section 4.20 of the Company Disclosure Schedule, to the best of the Company's knowledge, no state or fact exists and no event has occurred which reasonably might form the basis of any claim against or relating to the Company and its subsidiaries which might substantially increase the insurance premiums payable under or result in the cancellation or nonrenewal of any of the policies or binders listed on such schedule.

     SECTION Year 2000. The statement set forth in Section 4.21 of the Company Disclosure Schedule is, as of the date hereof, materially true and correct.

     SECTION Soap Opera Sale. On February 3, 1999, the Soap Opera Sale was consummated.

                                    ARTICLE

                    REPRESENTATIONS AND WARRANTIES OF NEWCO

     Newco represents and warrants to the Company that, except as set forth in the Newco Disclosure Schedule delivered to the Company prior to the execution of this Agreement (the "Newco Disclosure Schedule"), but, with respect to any representation or warranty, only to the extent that it would be reasonably apparent that a reference on the Newco Disclosure Schedule relates to such representation or warranty:

     SECTION Organization and Qualification. Newco is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has the requisite corporate power and authority to own, operate or lease its properties and to carry on its business as it is now being conducted, and is duly qualified or licensed to do business, and is in good standing, in, each jurisdiction in which the nature of its business or the properties owned, operated or leased by it makes such qualification, licensing or good standing necessary, except where the failure to have such power or authority, or the failure to be so qualified, licensed or in good standing, would not have a Material Adverse Effect on Newco. The term "Material Adverse Effect on Newco", as used in this Agreement, means any change in or effect on the business, operations or financial condition of Newco or any of its subsidiaries that (a) materially and adversely affects the ability of Newco to perform its obligations under this Agreement or (b) prevents or delays in any material respect consummation of the transactions contemplated by this Agreement (including, in each case and without limitation, the financing contemplated by the Commitment Letters or any other financing obtained in connection with the transactions contemplated hereby).

     SECTION Authority Relative to this Agreement. Newco has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the transactions contemplated hereby (including the financing contemplated by the Commitment Letters or any other financing obtained in connection with the transactions contemplated hereby). The execution, delivery and performance of this Agreement by Newco and the consummation by Newco of the transactions contemplated hereby have been duly and validly authorized and approved by all necessary corporate actions on the part of Newco and no other corporate proceedings on the part of Newco are necessary to authorize or approve this Agreement or to consummate the transactions contemplated hereby (including the financing contemplated by the Commitment Letters or any other financing obtained in connection with the transactions contemplated hereby). This Agreement has been duly executed and delivered by Newco and, assuming the due and valid authorization, execution and delivery by the Company, constitutes a valid and binding obligation of Newco enforceable against it in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting or relating to the enforcement of creditors' rights (whether considered in a proceeding in equity or in law) generally and (ii) is subject to general principles of equity.

     SECTION No Conflict; Required Filings and Consents.

     None of the execution, delivery and performance of this Agreement by Newco, the consummation by Newco of the transactions contemplated hereby or compliance by Newco with any of the provisions hereof will (i) conflict with or violate any provision of the organizational documents of Newco, (ii) subject to the governmental filings and other matters referred to in Section 5.3(b) below, conflict with or violate any statute, ordinance, rule, regulation, order, judgment or decree applicable to Newco, or any of its subsidiaries, or by which any of them or any of their respective properties or assets may be bound or affected, or (iii) result in a Violation pursuant to any loan or credit agreement, note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Newco or any its subsidiaries is a party or by which any of their respective properties or assets may be bound or affected, except in the case of the foregoing clauses (ii) and
(iii) for any such Violations which reasonably could not be expected to have a Material Adverse Effect on Newco.

     None of the execution, delivery and performance of this Agreement by Newco, the consummation by Newco of the transactions contemplated hereby (including the financing contemplated by the Commitment Letters or any other financing obtained in connection with the transactions contemplated hereby) or compliance by Newco with any of the provisions hereof will require any Consent of any Governmental Entity, except for (i) compliance with any applicable requirements of the Exchange Act, (ii) the filing of a certificate of merger, pursuant to the GCL,
(iii) applicable state takeover and environmental statutes, (iv) compliance with the HSR Act and any requirements of any foreign or supranational Antitrust Laws, and (v) Consents, the failure of which to obtain or make reasonably could not be expected to have a Material Adverse Effect on Newco.

     SECTION Information. None of the information supplied or to be supplied by Newco in writing specifically for inclusion in (i) the Offer Documents, (ii) the Consent Statement or (iii) the Other Filings will, at the respective times filed with the SEC or such other Governmental Entity and, in addition, in the case of the Consent Statement, at the date it or any amendment or supplement is mailed to stockholders, and at the Effective Time, and, in the case of the Offer Documents, at the time the Offer Documents or any amendments or supplements are first published or sent or given to holders of the Subordinated Notes, as the case may be, or at the time the Debt Offer is consummated, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, except, in each case, as the same may be amended or supplemented prior to the Effective Time. Notwithstanding the foregoing, Newco makes no representation or warranty with respect to any information supplied by the Company or its subsidiaries or any of their respective representatives which is contained in or incorporated by reference in the Consent Statement.

     SECTION Financing. Attached as Annex A-1 to A-2 of the Newco Disclosure Schedule are true and complete copies of the letters addressed to the Company, dated the date hereof, issued in connection with the financing of the transactions contemplated by this Agreement (collectively, the "Commitment Letters"). The terms and conditions of the letters attached as Annex A-1 to A-2 of the Newco Disclosure Schedule are satisfactory to Newco.

     SECTION Newco Not an Interested Stockholder or an Acquiring Person.
  Except as a result of the execution of this Agreement or the Voting Agreement, as of the date of this Agreement Newco is not an "Interested Stockholder" of the Company as such term is defined in Section 203 of the GCL.

     SECTION Newco.

     Except as contemplated by this Agreement, none of Newco, Evercore Capital Partners L.P., any of their affiliates controlled by any of them, Evercore Partners LLC or any of its affiliates are engaged in the magazine or newspaper publishing business, and there is no intention as of the date hereof, on the part of Newco, Evercore Capital Partners L.P., any of their affiliates controlled by any of them, Evercore Partners LLC or any of its affiliates, to cause Newco to become affiliated with any person engaged in the magazine or newspaper publishing business.

     Newco has not engaged in any business, and has (and prior to the Effective Time will have) no liabilities except for costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including costs and expenses of providers of the financing contemplated by the Commitment Letters) in connection with the transactions contemplated hereby), liabilities under this Agreement and liabilities to the providers of finance pursuant to the Commitment Letters as described in the Commitment Letters.

     None of the Commitment Letters requires that Newco or its affiliates make any payments (other than reimbursement of costs and expenses as therein provided) before the Effective Time.

     SECTION Brokers. Neither Newco nor any of its subsidiaries, officers, directors or employees, has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder's fees in connection with the transactions contemplated by this Agreement for or with respect to which the Company is or might be liable.

                                    ARTICLE

                                   COVENANTS

     SECTION Conduct of Business of the Company. Except as expressly contemplated by this Agreement (and, for purposes of Section 4.13, the Soap Opera Sale) or with the prior written consent of Newco, during the period from the date of this Agreement to the Effective Time, the Company will, and will cause each of its subsidiaries to, conduct its operations only in the ordinary course of business consistent with past practice and in compliance with applicable laws and will use its reasonable efforts, and will cause each of its subsidiaries to use its reasonable efforts, to preserve intact the business organization of the Company and each of its subsidiaries, to keep available the services of its and their present officers and employees, and to preserve the good will of those having business relationships with it. Without limiting the generality of the foregoing, and except as otherwise expressly contemplated by this Agreement, the Company Disclosure Schedule (or for purposes of Section 4.13, the Soap Opera Sale), the Company will not, and will not permit any of its subsidiaries to, prior to the Effective Time, without the prior written consent of Newco:

          adopt any amendment to its certificate of incorporation or by-laws or comparable organizational documents;

          except for issuances of capital stock of the Company's subsidiaries to the Company or a wholly-owned subsidiary of the Company, issue, reissue, deliver, sell, pledge or otherwise encumber, agree or commit to issue, reissue, deliver, sell, pledge or otherwise encumber, or authorize the issuance, reissuance, delivery, sale, pledge or encumbrance of shares of capital stock of any class, any other voting securities or equity equivalents (including, without limitation, stock appreciation rights) or securities convertible into, or exchangeable for capital stock or equity equivalents, or any rights, warrants or options to acquire any convertible securities, capital stock, voting securities or equity equivalents other than the issuance of Class A Shares pursuant to the exercise of the Options outstanding on September 30, 1998, and in accordance with their terms as of the date of this Agreement or pursuant to the conversion of Class C Shares;

          declare, set aside or pay any dividend or other distribution (whether in cash, securities or property or any combination thereof) in respect of any class or series of its capital stock or rights, warrants or options to acquire any such securities, except for the Debt Offer and the purchase of the Subordinated Notes and transactions between or among the Company and any of its wholly-owned subsidiaries;

          split, combine, subdivide, reclassify or redeem, purchase or otherwise acquire, or propose to redeem, purchase or otherwise acquire, any shares of its capital stock, or any of its other securities or rights, warrants or options to acquire any such shares or securities, except for the Debt Offer and the purchase of the Subordinated Notes and transactions between or among the Company and any of its wholly owned subsidiaries;

             (i) except for increases in salary or wages, benefits of officers or of employees of the Company or its subsidiaries (who are not officers of the Company or Operations) in the ordinary course of business and in accordance with past practice, (ii) increases in salary, wages and benefits granted to officers and employees of the Company or its subsidiaries (who are not officers of the Company or Operations) in conjunction with new hires, promotions or other changes in job status or
        (iii) increases in salary, wages and benefits to employees of the Company pursuant to collective bargaining agreements entered into in the ordinary course of business or pursuant to agreements disclosed in Sections 4.10 or 4.16 of the Company Disclosure Schedule, increase the compensation or fringe benefits payable or to become payable to its directors, officers or key employees (whether from the Company or any of its subsidiaries), or pay any benefit not required by any existing plan or arrangement (including, without limitation, the granting of stock options, stock appreciation rights, shares of restricted stock or performance units) or grant any severance or termination pay to (except pursuant to existing agreements, plans or policies), or enter into any employment, consulting or severance agreement with, any director, officer or other key employee of the Company or any of its subsidiaries or establish, adopt, enter into, or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, savings, welfare, deferred compensation, employment termination, severance or other employee benefit plan, agreement, trust, fund, policy or arrangement for the benefit or welfare of any directors, officers or current or former employees (any of the foregoing being an "Employee Benefit Arrangement"), except in each case to the extent required by applicable law or regulation;

          acquire, sell, lease, license, mortgage, encumber or dispose of any assets (other than inventory) or securities (including capital stock of the Company's subsidiaries), or enter into any commitment to do any of the foregoing, in each case outside the ordinary course of business, other than transactions between or among the Company and any of its wholly owned subsidiaries;

          merge or consolidate with, or purchase an equity interest in or a substantial portion of the assets of, any corporation, partnership, association or other business organization or any division or business thereof other than transactions between or among the Company or any of its fully owned subsidiaries;

             (i) incur, assume or pre-pay any long-term debt, incur or assume any short-term debt, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its subsidiaries (other than transactions between or among the Company and any of its wholly-owned subsidiaries or (except for incurring Funded Debt in the ordinary course of business consistent with past practice so long as the aggregate amount of Funded Debt does not to exceed $474 million at any one time outstanding) except that the Company and its subsidiaries may incur, assume or pre-pay debt to the extent necessary to effect the Debt Offer and except that the $474 million limitation shall not apply to periods prior to the date hereof;
        (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person (other than checks in collection and transactions between or among the Company and any of its wholly owned subsidiaries) or (iii) make any loans, advances or capital contributions to, or investments in, any other person except for loans, advances, capital contributions or investments between or among the Company and any of its wholly owned subsidiaries and investments in cash equivalents or trade receivables; or

          take any other action that reasonably could be expected to result in any of the representations and warranties of the Company set forth in this Agreement becoming untrue or any of the conditions to the Merger set forth in Section 7.1 or 7.2 hereof not being satisfied;

          adopt a plan of complete or partial liquidation or resolutions provided for or authorizing such a liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or reorganization of Company or any of its subsidiaries;

          change any assumption underlying, or method of calculating, any bad debt, contingency or other reserve, or change any other material accounting principles or practices used by it (except changes that may be necessary or appropriate in order to comply with a change in GAAP that takes effect after the date of this Agreement);

             (i) pay, discharge or satisfy any claims (including claims of stockholders or repayment of debt otherwise permitted), liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) other than the payment, discharge or satisfaction of (A) liabilities in the ordinary course consistent with past practices, and
        (B) costs relating to this Agreement and the transactions contemplated hereby, (ii) other than in connection with a settlement otherwise permitted under clause (iii) below, waive, release, grant or transfer any rights of material value or terminate, modify or change in any material respect any existing material license, lease, contract or other document or (iii) settle or compromise any litigation (whether or not commenced prior to the date of this Agreement) other than settlements or compromises of litigation in the ordinary course of business consistent with past practice if the amount paid (after giving effect to insurance proceeds actually received or to be received) in settlement or compromise does not exceed $75,000; provided that the aggregate amount paid (after giving effect to insurance proceeds actually received or to be received) in connection with the settlement or compromise of all such litigation matters shall not exceed $1 million (exclusive, in the case of Section 4.13 hereof, of amounts paid in settlement or compromise of litigation after September 28, 1998, but before December 28, 1998);

          enter into any collective bargaining agreement or any successor collective bargaining agreement to any collective bargaining agreement;

          make or agree (other than pursuant to contracts or arrangements that are terminable by the Company after nor more than 90 days notice and without penalty or cost in excess of $100,000) to make any new capital expenditure or expenditures which exceed, in the aggregate, $5 million if such expenditures are made in the ordinary course of business consistent with past practice engage in any transaction with, or enter into any agreement, arrangement or understanding with, directly or indirectly, any of the Company's affiliates (other than wholly-owned subsidiaries of the Company);

          make or change any material Tax election, file any material amended Tax Return, settle or compromise any material federal, state, local or foreign Tax liability, change any annual Tax accounting period, change any method of Tax accounting, enter into any material closing agreement relating to any Tax, surrender any right to claim a material Tax refund, or consent to any extension or waiver of the limitations period applicable to any material Tax claim or assessment;

             (i) grant any material bonus, free or make good space to any advertiser or change the discount structure for any of the Company's advertising customers other than in the ordinary course of business consistent with past practice, (ii)(x) change the 52-week subscription pricing of any of the publications, (y) change the other subscription pricing in any of the publications other than, in the case of this clause (y), in the ordinary course of business consistent with past practice or (z) enter into, amend or terminate any material arrangements with any subscription agents, (iii) change any cover prices, wholesaler discounts or any other changes to the Company's incentive sales programs (wholesale or retail), (iv) enter into any material licensing agreement, arrangement or understanding with respect to television, radio, Internet or other media or enter into any material licensing agreement, arrangement or understanding with respect to any "branded" merchandise bearing any of the trademarks or tradenames owned or licensed by the Company or any subsidiary; (v) enter into, amend or terminate any agreements or arrangements with the national distributor of the publications; or (vi) take any action with respect to the publications in contravention of the advice of the Company's litigation counsel; or

          authorize any of, or commit, contract, arrange or agree in writing or otherwise to take any of the foregoing actions.

          SECTION Access to Information; Interim Financials.

     From the date hereof until the Effective Time, the Company will, and will cause its subsidiaries, and each of their respective officers, directors, employees, counsel, advisors and representatives (collectively, the "Company Representatives") to, provide Newco and its respective officers, employees, counsel, advisors and representatives (collectively, the "Newco Representatives") reasonable access (subject, however, to existing confidentiality and similar non-disclosure obligations), during normal business hours and upon reasonable notice, to the offices and other facilities and to the books and records and personnel of the Company and its subsidiaries, as will permit Newco to make inspections of such as it may reasonably require, and will cause the Company Representatives and the Company's subsidiaries to furnish Newco and the Newco Representatives to the extent available with such other information with respect to the business and operations of the Company and its subsidiaries as Newco may from time to time reasonably request. Unless otherwise required by law, Newco will, and will cause the Newco Representatives to, hold any such information in confidence to the extent required by, and in accordance with, the Confidentiality Agreement (as hereinafter defined).

     No investigation pursuant to this Section 6.2 shall affect any representations or warranties of the parties herein or the conditions to the obligations of the parties hereto

     As promptly as practicable after their completion, the Company shall deliver to Newco copies of monthly consolidated balance sheets, statements of operations and cash flows to the extent customarily prepared by the Company in the ordinary course of business and in a manner consistent with past practice.

     SECTION Reasonable Best Efforts.

     Subject to the terms and conditions herein provided, each of the parties hereto agrees to, and shall cause each of its subsidiaries to, use its reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, and to assist and cooperate with the other parties hereto in doing, as promptly as practicable, all things necessary, proper or advisable to ensure that the conditions set forth in Article VII are satisfied and to consummate and make effective, in the most expeditious manner practicable, the Merger, the Debt Offer and the other transactions contemplated by this Agreement and the Voting Agreement.

     The Company agrees to provide, and will cause its subsidiaries and its and their respective officers, employees and advisers to provide, all necessary cooperation in connection with the arrangement of any financing to be consummated contemporaneous with or at or after the Closing in respect of the transactions contemplated by this Agreement, including without limitation, participation in meetings, due diligence sessions, road shows, the preparation of offering memoranda, private placement memoranda, prospectuses and similar documents, the execution and delivery of any commitment letters, underwriting or placement agreements, pledge documents, or other definitive financing documents including a certificate of the chief financial officer (without personal liability thereto) of the Company with respect to solvency matters, comfort letters of accountants and legal opinions as may be requested by Newco. In addition, in conjunction with the obtaining of any such financing, the Company agrees, at the request of Newco, to call for prepayment or redemption, or to prepay, redeem and/or renegotiate, as the case may be, any then existing indebtedness of the Company. Anything in this Agreement to the contrary notwithstanding, none of the actions, agreements or documents described in this Section 6.3(b) shall impose any liability on the Company or its subsidiaries until after the Effective Time and Newco shall reimburse the Company for all Expenses incurred thereby (or by its subsidiaries) in respect of the foregoing to the extent provided in Section 8.3 hereof (and all costs of litigation in respect of the Debt Offer as described in Section 6.11 hereof).

     If at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, including the execution of additional instruments, the proper officers and directors of each party to this Agreement shall take all such necessary action.

     The Company shall not take any action with respect to any transaction or proposed transaction with a third party with the intention of impeding, interfering with, preventing or materially delaying the Debt Offer or the Merger or diluting the benefits to Newco of the transactions contemplated by this Agreement. The Company agrees not to release any third party from, or waive any provisions of, any confidentiality or standstill agreement to which the company is a party. The Company will immediately cease and cause to be terminated any existing activities, discussions or negotiations conducted heretofore by or on behalf of the Company with respect to any of the foregoing.

     Each of the parties agrees to cooperate with each other in taking, or causing to be taken, all actions necessary to delist the Shares from the New York Stock Exchange; provided, that such delisting shall not be effective until after the Effective Time. The parties also acknowledge that it is Newco's intent that the Shares following the Merger will not be listed on any national securities exchange or quoted on NASDAQ/NMS.

     SECTION Consents. Each of the parties will use its reasonable best efforts to obtain as promptly as practicable all Consents of any Governmental Entity or any other person required in connection with, and waivers of any Violations that may be caused by, the consummation of the Merger, the Debt Offer and the other transactions contemplated by this Agreement and the Voting Agreement (provided that the Company shall not pay or agree to pay any material amount to obtain a Consent without the prior approval of Newco).

     SECTION Public Announcements. So long as this Agreement is in effect, Newco and the Company agree to use reasonable efforts to consult with each other before issuing, and provide each other with a reasonable opportunity to review and comment upon, any press release or otherwise making any public statement with respect to the transactions contemplated by this Agreement and the Voting Agreement. The parties agree that the initial press release or releases to be issued with respect to the transactions contemplated by this Agreement and the Voting Agreement shall be mutually agreed upon prior to the issuance thereof.

     SECTION Employee Benefits Matters.

     Except as contemplated herein, the Surviving Corporation, for a period of at least six months from the Effective Time, shall provide employee benefits under plans, programs and arrangements (other than equity-based plans) which, in the aggregate, will provide benefits to all employees of the Surviving Corporation or its subsidiaries which are no less favorable, in the aggregate, than those provided pursuant to the plans, programs and arrangements of the Company and its subsidiaries in effect and disclosed to Newco as of the date hereof; provided, however, that nothing herein shall (i) require that the Surviving Corporation provide or permit investment in the securities of the Surviving Corporations or (ii) interfere with the Surviving Corporation's right or obligation to make such changes as are necessary to conform with applicable law or (iii) prevent the amendment or termination of any such plan, program or arrangement, so long as in each such case the aggregate of benefits provided to all employees of the Surviving Corporation or its subsidiaries for such six month period are no less favorable than those provided pursuant to the plans, programs and arrangements of the Company and its subsidiaries in effect and as disclosed to Newco as of the date hereof.

     Newco and the Company agree that, for purposes of the Employee Severance Policy as reflected in Section 6.6 of the Company Disclosure Schedule the resignations contemplated by Section 7.2(h) hereof from persons who are also employees of the Company or any of its subsidiaries shall not affect the rights of such resigning directors under such severance policy.

     SECTION Indemnification.

     Newco agrees that all rights to indemnification now existing in favor of any current or former employee, agent, director or officer of the Company and its subsidiaries (the "Indemnified Parties") as provided in their respective certificates of incorporation or by-laws, in an agreement between an Indemnified Party and the Company or one of its subsidiaries, in effect on the date hereof and disclosed in Section 6.7 of the Company Disclosure Schedule shall survive the Merger and shall continue in full force and effect for a period of six years from the Effective Time; provided that in the event any claim or claims are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until final disposition of any and all such claims.

     Subject to the terms hereof, Newco agrees that the Company and, from and after the Effective Time, the Surviving Corporation shall cause to be maintained in effect for six years from the Effective Time the current policies of the directors' and officers' liability insurance maintained by the Company; provided that the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions which are no less advantageous and provided that such substitution shall not result in any gaps or lapses in coverage with respect to matters occurring prior to the Effective Time. Prior to the Effective Time, the Company shall endeavor to, and shall be permitted to, satisfy its obligations under the preceding sentence by extending coverage under such insurance policies pursuant to a six-year "tail" policy if the terms of such "tail" policy are agreed to in writing by Newco. If such a "tail" policy cannot be purchased on such terms prior to the Effective Time, then the Company shall endeavor to obtain coverage contemplated by the first sentence of this
Section 6.7(b) at the lowest premium cost available; provided, that the Surviving Corporation shall not be required to pay an annual premium in excess of 200% of the last annual premium paid by the Company prior to the date hereof and if the Surviving Corporation is unable to obtain the insurance required by this Section 6.7(b) within such limitation it shall obtain as much comparable insurance as possible for an annual premium equal to such maximum amount; and provided, further, that during such six-year period the Surviving Corporation shall review, not less than annually, the feasibility of purchasing tail coverage for the balance of such six-year period and shall endeavor to purchase such coverage if it is available at a cost not exceeding the maximum amount that the Surviving Corporation would otherwise be obligated to pay for such remaining period under the first proviso to this sentence. The Company represents and warrants that the current annual premium for such insurance coverage is $182,200.

     The provisions of this Section 6.7 shall survive the Merger, and each Indemnified Party shall, for all purposes, be a third-party beneficiary of the covenants and agreements of Newco and the Company under this Section 6.7 and, accordingly, shall be treated as a party to this Agreement for purposes of the rights and remedies relating to enforcement of such covenants and agreements and shall be entitled to enforce any such rights and exercise any such remedies directly.

     SECTION No Solicitation. The Company agrees that, prior to the Effective Time, it and each of its subsidiaries shall not, and shall not authorize or permit any of its or its subsidiaries' directors, officers, employees, agents, advisors or representatives, directly or indirectly, to (a) solicit, initiate or encourage or knowingly facilitate the submission of any inquiries or the making of any proposal (a "Takeover Proposal") with respect to any acquisition or purchase of a significant amount of assets of the Company and its subsidiaries, taken as a whole (other than inventory), or of over 15% of any class of equity securities of the Company or any of its subsidiaries or any tender offer (including a self tender offer) or exchange offer that if consummated would result in any person beneficially owning 15% or more of any class of equity securities of the Company or any of its subsidiaries, or any merger, consolidation, business combination, sale of substantially all assets, recapitalization, reclassification, liquidation, dissolution or similar transaction involving the Company or any of its subsidiaries other than the transactions contemplated by this Agreement and the Voting Agreement (an "Acquisition Transaction"), (b) negotiate, explore or otherwise participate in discussions with any person (other than Newco or its directors, officers, employees, agents and representatives) with respect to any Acquisition Transaction, or furnish to any person (other than Newco or its directors, officers, employees, agents and representatives) any information with respect to its business, properties or assets or any of the foregoing, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person (other than Newco or its directors, officers, employees, agents and representatives) to do or seek any of the foregoing, in each case, in respect of an Acquisition Transaction or (c) enter into any agreement, arrangement or understanding with respect to, or endorse, any Takeover Proposal.

     SECTION Notification of Certain Matters. Newco and the Company shall promptly notify each other of (a) the occurrence or non-occurrence of any fact or event which would be reasonably likely (i) to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time or (ii) to cause any covenant, condition or agreement hereunder not to be complied with or satisfied in all material respects and (b) any failure of the Company or Newco, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder in any material respect; provided, however, that no such notification shall affect the representations or warranties of any party or the conditions to the obligations of any party hereunder or shall limit or otherwise affect the remedies available hereunder to the parties receiving such notice.

     SECTION State Takeover Laws. The Company shall, upon the request of Newco, take all reasonable steps to assist in any challenge by Newco to the validity or applicability to the transactions contemplated by this Agreement, including the Merger and the Voting Agreement, of any state takeover law.

     SECTION Disposition of Litigation. The Company will not voluntarily cooperate with any third party which has sought or may hereafter seek to restrain or prohibit or otherwise oppose the Debt Offer or the Merger and will cooperate with Newco to resist any such effort to restrain or prohibit or otherwise oppose the Debt Offer or the Merger.

     SECTION Stop Transfer Order. The Company shall notify the Company's transfer agent that there is a stop transfer order with respect to all of the Subject Shares (as defined in the Voting Agreement) and that the Voting Agreement places limits on the voting of the Subject Shares.

     SECTION Financing.

     Newco shall use its reasonable best efforts (including complying with the provisions of the Commitment Letters) to obtain the debt and equity financing necessary to consummate the Merger.

     Newco shall (i) fully enforce its rights under the Commitment Letters and the documents contemplated thereby and (ii) not amend, modify or terminate any of the Commitment Letters in a manner which reasonably could be expected to result in a Material Adverse Effect on Newco.

     Newco shall not include any information concerning the Company or its subsidiaries in any offering document to be used in connection with a sale of securities contemplated by the Commitment Letters to which the Company reasonably objects and Newco shall provide the Company with copies of all such material to enable the Company to comment thereon.

     At the Effective Time, Newco shall provide the Company with a copy of each solvency opinion (if any) delivered to any source of financing in respect of the transactions contemplated hereby. Such opinion shall state that it may be relied upon by the Board of Directors of the Company.

     None of Newco, Evercore Capital Partners L.P., any of their affiliates controlled by any of them, Evercore Partners LLC or any of its affiliates shall announce, or announce any intention to pursue, any transaction that, if announced on the date hereof, could reasonably be expected to have a Material Adverse Effect on Newco.

     SECTION Newco Action. Newco shall not take any action that reasonably could be expected to result in any of the representations and warranties of Newco set forth in this Agreement becoming untrue or any of the conditions to the Merger set forth in Section 7.1 or 7.3 not being satisfied.

                                    ARTICLE

                    CONDITIONS TO CONSUMMATION OF THE MERGER

     SECTION Conditions of Each Party's Obligation to Consummate the
Merger. The respective obligations of Newco and the Company to consummate the Merger are subject to the satisfaction, at or before the Effective Time, of each of the following conditions:

     Stockholder Approval. The stockholders of the Company shall have duly approved the transactions contemplated by this Agreement, pursuant to the requirements of the Company's certificate of incorporation and applicable law.

     HSR Act. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

     Injunctions; Illegality. The consummation of the Merger, shall not be restrained, enjoined or prohibited by any order, judgment, decree, injunction or ruling of a court of competent jurisdiction or any Governmental Entity and there shall not have been any statute, rule or regulation enacted, promulgated or deemed applicable to the Merger by any Governmental Entity which prevents the consummation of the Merger; provided, however, that each of the parties shall have used their reasonable best efforts to prevent the entry of such order, judgment, decree, injunction or ruling and to appeal as promptly as practicable any such order, judgment, decree, injunction or ruling.

     SECTION Conditions to Obligation of Newco. The obligations of Newco to effect the Merger are further subject to the satisfaction at or prior to the Effective Time of the following conditions:

     Representations and Warranties. The representations and warranties of the Company set forth in this Agreement that are qualified as to materiality shall be true and correct and any such representations and warranties that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date. Newco shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company (with no personal liability thereto) to the effect set forth in this paragraph.

     Performance of Obligations of the Company. The Company shall have performed, in all material respects, the obligations required to be performed by it under this Agreement at or prior to the Closing Date.

     Consents, etc. Newco shall have received evidence, in form and substance reasonably satisfactory to it, that such licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Entities, the failure of which to obtain reasonably could be expected to have a Material Adverse Effect on the Company, have been obtained.

     No Material Litigation. There shall not be pending by any Governmental Entity or any other third party any suit, action or proceeding which has a reasonable likelihood of success (i) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement or the Voting Agreement or seeking to obtain from Newco or any of its affiliates any damages that are material (assuming that the Merger had been consummated) to any party, (ii) seeking to prohibit or limit the ownership or operation by the Company or any of its subsidiaries of any material portion of the business or assets of the Company or any of its subsidiaries or
(iii) seeking to impose limitations on the ability of Newco (or any designee of Newco pursuant to the Voting Agreement) or any stockholder of Newco or the Company to acquire or hold, or exercise full rights of ownership of, any Shares, including, without limitation, the right to vote the Company's shares on all matters properly presented to the stockholders of the Company.

     Financing. Newco shall have received the proceeds of financing on the terms and conditions set forth in Annexes A-1 through A-2 of the Newco Disclosure Schedule or upon terms and conditions which are substantially equivalent thereto and to the extent that any terms and conditions are not set forth in Annexes A-1 through A-2 of the Newco Disclosure Schedule, on terms and conditions reasonably satisfactory to Newco.

     Subordinated Notes. Newco shall have received evidence that the terms of the Subordinated Notes shall have been amended as contemplated by the terms of the Debt Offer. The Company shall have purchased at least that principal amount of Subordinated Notes as equals the minimum condition of the Debt Offer.

     Appraisal Rights. Stockholders comprising no more than 20% of the outstanding Shares shall have demanded appraisal rights under Section 262 of the GCL.

     Resignations of Company Directors. Each director of the Company shall have resigned as a director of the Company pursuant to a letter of resignation signed thereby and delivered to Newco and the Company.

     No Material Adverse Change. Since March 31, 1998, there shall not have occurred any change, effect, event, occurrence or development that is materially adverse to the business, operations, assets, liabilities, condition (financial or otherwise), results of operations or prospects of the Company and its subsidiaries taken as a whole except for any change or effect resulting from (i) general economic, financial or market conditions, (ii) any change or effect resulting from conditions or circumstances generally affecting the newspaper or magazine publishing industry so long as such change or effect does not have a materially disproportionate effect on the Company or (iii) changes in laws of general applicability or applicable generally to the newspaper or magazine publishing industry so long as such change or effect does not have a materially disproportionate effect on the Company.

     SECTION Conditions to Obligation of the Company. The obligations of the Company to effect the Merger are further subject to the satisfaction at or prior to the Effective Time of the following conditions.

     Representations and Warranties. The representations and warranties of Newco set forth in this Agreement that are qualified as to materiality shall be true and correct and any such representations and warranties that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date. The Company shall have received a certificate signed on behalf of Newco by an authorized officer of Newco (with no personal liability thereto) to the effect set forth in this paragraph.

     Performance of Obligations of Newco. Newco shall have performed, in all material respects, the obligations required to be performed by it under this Agreement at or prior to the Closing Date.

                                    ARTICLE

                         TERMINATION; AMENDMENT; WAIVER

     SECTION Termination. This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time, notwithstanding approval thereof by the stockholders of the Company or of Newco:

          by the mutual written consent of Newco and the Company;

          by Newco or the Company if any court or other Governmental Entity shall have issued, enacted, entered, promulgated or enforced any order, judgment, decree, injunction, or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger, the Debt Offer or any of the transactions contemplated by the Merger Agreement, or otherwise altering the terms of any of the forgoing in any material respect and such order, judgment, decree, injunction, ruling or other action shall have become final and nonappealable;

          by the Company if there shall have occurred, on the part of Newco, a breach of any representation, warranty, covenant or agreement contained in this Agreement which would give rise to the failure of a condition set forth in Section 7.3(a) or 7.3(b) and which is not curable or, if curable, is not cured within 30 calendar days after written notice of such breach is given by the Company to Newco or cannot be cured by the termination date set forth in Section 8.1(e) (provided that the Company is not then in breach of any representation, warranty covenant or agreement contained in this Agreement which would give rise to a failure of a condition set forth in Section 7.2(a) or 7.2(b));

          by Newco if there shall have occurred, on the part of the Company, a breach of any representation, warranty, covenant or agreement contained in this Agreement which would give rise to the failure of a condition set forth in Section 7.2(a) or 7.2(b) and which is not curable or, if curable, is not cured within 30 calendar days after written notice of such breach is given by Newco to the Company or cannot be cured by the termination date set forth in Section 8.1(e) (provided that Newco is not then in breach of any representation, warranty, covenant or agreement contained in this Agreement which would give rise to a failure of a condition set forth in
     Section 7.3(a) or 7.3(b));

          by Newco or the Company, if the Merger shall not have been consummated on or before the earlier of (i) the later of 120 days after the date hereof or 25 business days after the first date on which the Company is permitted to disseminate the Consent Statement to its stockholders pursuant to the rules and regulations under the Exchange Act and the NYSE or (ii) 140 days after the date hereof; provided, that the right to terminate this Agreement under this Section 8.1(e) shall not be available to the party whose action or failure to act has been the cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a material breach of any representation, warranty or covenant in this Agreement;

          by Newco, if the Company Stockholder Approval shall not have been obtained.

     SECTION Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party or its directors, officers or stockholders, other than the provisions of this Section 8.2, Section 8.3, the last sentence of Section 6.2 and Article IX, which shall survive any such termination. Nothing contained in this Section 8.2 or Section
8.3 shall relieve any party from liability for any willful breach of any agreement or covenant of such party prior to termination of this Agreement or for any breach of the Confidentiality Agreement.

     SECTION Expenses.

     Whether or not the Merger is consummated (unless otherwise provided in Section 8.2 or this Section 8.3), all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses; provided, however, if the Merger as contemplated by this Agreement is consummated, then the fees and expenses incurred by Newco and its affiliates in connection with this transaction shall be paid by the Company.

     If this Agreement is terminated pursuant to Section 8.1(e), then Newco shall pay to the Company all Expenses incurred by the Company in respect of the performance of the Company's obligations in Sections 3.3, 6.3 and 6.11 hereof in respect of the Debt Offer and the financing contemplated by the Commitment Letters.

     If this Agreement is terminated by Newco pursuant to Section 8.1(d) or 8.1(f), then the Company shall pay to Newco all Expenses incurred by Newco and its affiliates. Any payment pursuant to this Section 8.3(c) shall reduce damages otherwise obtainable by Newco in respect of a willful breach by the Company of this Agreement.

     If this Agreement is terminated by the Company pursuant to Section 8.1(c), then Newco shall pay to the Company all Expenses incurred by the Company thereby. Any payment pursuant to this Section 8.3(d) shall reduce damages otherwise obtainable by the Company in respect of a willful breach by Newco of this Agreement.

     "Expenses" means all out-of-pocket fees and expenses actually incurred by any party hereto or on its behalf, whether before or after the execution and delivery of this Agreement, in connection with the transactions contemplated by this Agreement, including the Merger and the Debt Offer, and the Voting Agreement, including without limitation the costs and expenses payable by such party or its affiliates to all banks, investment banking firms and other financial institutions, and the fees and expenses of their respective agents and counsel, all fees and expenses of counsel, accountants, experts and consultants to such party or its affiliates, and, in the case of Newco and its affiliates, all salary and bonus payments, expense reimbursements and other payments (not to exceed an amount disclosed to the Company in a letter dated the date hereof from Newco to the Company) made by Newco or its affiliates to David Pecker and, further, including without limitation fees and expenses of the party attempting to collect such Expenses that are incurred in connection with, any litigation or other proceedings to collect the Expenses if such party prevails in such litigation or proceeding. Expenses shall not include fees to any person (or its affiliates) providing, directly or indirectly, equity finance or costs of employee compensation or overhead thereof.

     SECTION Amendment. This Agreement may be amended by the Company and Newco at any time before or after any approval of this Agreement by the stockholders of Newco or of the Company but, after any such approval, no amendment shall be made which under applicable law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of all the parties.

     SECTION Extension; Waiver. At any time prior to the Effective Time, the parties hereto may (i) extend the time for the performance of any of the obligations or other acts of any other party hereto, (ii) waive any inaccuracies in the representations and warranties contained herein by any other party or in any document, certificate or writing delivered pursuant thereto by any other party or (iii) subject to applicable law, waive compliance with any of the agreements of any other party or with any conditions to its own obligations. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

                                    ARTICLE

                                 MISCELLANEOUS

     SECTION Non-Survival of Representations and Warranties. The representations and warranties made in this Agreement shall not survive beyond the Effective Time. Notwithstanding the foregoing, the agreements set forth in Sections 2.4 and 3.2, Section 6.3(c) and Sections 6.6 and 6.7 shall survive the Effective Time indefinitely (except to the extent a shorter period of time is explicitly specified therein).

     SECTION Entire Agreement; Assignment.

     This Agreement (including the documents and the instruments referred to herein) and the letter agreement, by and between Purchaser and the Company (the "Confidentiality Agreement"), constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof.

     Neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party; provided, that Newco may assign its rights hereunder to any of its affiliates, but no such assignment shall relieve Newco of its obligations hereunder or cause any representation or warranty of the Company or Newco herein to be materially incorrect or, in the Company's reasonable judgment, materially delay the Closing or the consummation of the transactions contemplated hereby. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

     SECTION Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, each of which shall remain in full force and effect.

     SECTION Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by overnight courier or facsimile to the respective parties as follows:

         If to Newco:

         EMP Acquisition Corp.
         65 East 55th Street
         New York, New York 10022
         Attention: Austin Beutner

         with a copy to:

         Simpson Thacher & Bartlett
         425 Lexington Avenue
         New York, New York 10017
         Attention: Alan G. Schwartz, Esq.

         If to the Company:

         American Media, Inc.
         600 South East Coast Avenue
         Lantana, Florida 33464
         Attention: Peter J. Callahan

         with a copy to:

         Willkie Farr & Gallagher
         787 Seventh Avenue
         New York, New York 10019
         Attention: Jack H. Nusbaum, Esq.

or to such other address as the person to whom notice is given may have previously furnished to the other in writing in the manner set forth above (provided that notice of any change of address shall be effective only upon receipt thereof).

     SECTION Governing Law; Jurisdiction. (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

     In addition, each of the parties hereto (i) consents to submit itself to the personal jurisdiction of any federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated hereby in any court other than a federal or state court sitting in the State of Delaware.

     SECTION Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY OR DISPUTE THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY,

AND (iv) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.6.

     SECTION Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

     SECTION Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

     SECTION Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and, except with respect to Sections [2.4 and] 6.6(b), 6.7, nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

     SECTION Certain Definitions.  As used in this Agreement:

     "Acquisition Transaction" shall have the meaning set forth in Section 6.8.

     "affiliate", as applied to any person, shall mean any other person directly or indirectly controlling, controlled by, or under common control with, that person. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlling", "controlled by" and "under common control with"), as applied to any person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that person, whether through the ownership of voting securities, by contract or otherwise;

     "Certificate" shall have the meaning set forth in Section 2.1(b).

     "Class A Shares" shall have the meaning set forth in the Recitals hereto.

     "Class B Shares" shall have the meaning set forth in Section 4.3.

     "Class C Shares" shall have the meaning set forth in the Recitals hereto.

     "Code" shall have the meaning set forth in Section 3.2(i).

     "Commitment Letters" shall have the meaning set forth in Section 5.5.

     "Company" shall have the meaning set forth in the first paragraph of this Agreement.

     "Company Disclosure Schedule" shall have the meaning set forth in Article
4.

     "Company Representatives" shall have the meaning set forth in Section 6.2.

     "Confidentiality Agreement" shall have the meaning set forth in Section 9.2(a).

     "Consent" shall have the meaning set forth in Section 4.5(b).

     "Consent Statement" shall have the meaning set forth in Section 2.3(a).

     "control" shall have the meaning set forth in the definition of affiliate.

     "Dissenting Shares" shall have the meaning set forth in Section 3.1.

     "Effective Time" shall have the meaning set forth in Section 2.2.

     "Employee Benefit Arrangement" shall have the meaning set forth in Section 6.1(e).

     "Environmental Law" shall have the meaning set forth in Section 4.12.

     "ERISA" shall have the meaning set forth in Section 4.10(a).

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Funded Debt" means, in respect of the Company and its subsidiaries as of any date, all indebtedness of such person which by its terms or by the terms of any instrument or agreement relating thereto matures one year or more from, or is directly or indirectly renewable or extendible at the option of the obligor in respect thereof to a date one year or more (including without limitation an option of such obligor under a revolving credit or similar agreement obligating the lender or lenders to extend credit over a period of one year or more) from, the date of the creation thereof, and shall also include the current maturities of any such indebtedness as of such date.

     "GAAP" shall have the meaning set forth in Section 4.6(b).

     "GCL" shall have the meaning set forth in the Granting Clauses.

     "Governmental Entity" shall have the meaning set forth in Section 4.5(b).

     "HSR Act" shall have the meaning set forth in Section 4.5(b).

     "Hazardous Substance" shall have the meaning set forth in Section 4.12.

     "IRS" shall have the meaning set forth in Section 4.10(c).

     "Indemnified Parties" shall have the meaning set forth in Section 6.7(a).

     "Intellectual Property" shall have the meaning set forth in Section
4.11(c).

     "Interested Stockholder" shall have the meaning set forth in Section 5.6.

     "Lazard Freres" shall have the meaning set forth in Section 4.15.

     "Lien" shall have the meaning set forth in Section 4.3.

     "Material Adverse Effect on the Company" shall have the meaning set forth in Section 4.1.

     "Material Adverse Effect on Parent" shall have the meaning set forth in
Section 5.1.

     "Merger" shall have the meaning set forth in the Granting Clauses.

     "Merger Price" shall have the meaning set forth in Section 2.1.

     "Operations" shall have the meaning set forth in Section 4.6(a).

     "Option" shall have the meaning set forth in Section 2.2.

     "Option Plan" shall have the meaning set forth in Section 2.2.

     "Other Filings" shall have the meaning set forth in Section 4.7.

     "Paying Agent" shall have the meaning set forth in Section 3.2(a).

     "person" shall include individuals, corporations, partnerships, trusts, other entities and groups (which term shall include a "group" as such term is defined in Section 13(d)(3) of the Exchange Act).

     "Plans" shall have the meaning set forth in Section 4.10(a).

     "Preferred Stock" shall have the meaning set forth in Section 4.3.

     "Released Claim" shall have the meaning set forth in Section 2.4.(a).

     "Released Party" shall have the meaning set forth in Section 2.4(a).

     "SEC" means the Securities and Exchange Commission.

     "SEC Reports" shall have the meaning set forth in Section 4.6(a).

     "Shares" shall have the meaning set forth in the Granting Clauses.

     "Soap Opera Sale" means the sale of the assets of the Company and its subsidiaries pursuant to the agreements and documents included in Section 4.22 of the Company Disclosure Schedule.

     "Special Subs" shall have the meaning set forth in Section 4.3.

     "subsidiary" or "subsidiaries" means, with respect to Newco, the Company or any other person, any corporation, partnership, joint venture or other legal entity of which Newco, the Company or such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, stock or other equity interests the holders of which are generally entitled to more than 50% of the vote for the election of the board of directors or other governing body of such corporation or other legal entity.

     "Surviving Corporation" shall have the meaning set forth in Section 2.1.

     "Tax Return" shall have the meaning set forth in Section 4.19.

     "Taxes" shall have the meaning set forth in Section 4.19.

     "Violation" shall have the meaning set forth in Section 4.5(a).

     "Voting Debt" shall have the meaning set forth in Section 4.3.

     SECTION Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any federal court located in the State of Delaware or any Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity.

     IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its respective officer thereunto duly authorized, all as of the day and year first above written.

                                          EMP ACQUISITION CORP.

                                          By: /s/ AUSTIN BEUTNER
                                          --------------------------------------
                                             Name: Austin Beutner
                                             Title: President

                                          AMERICAN MEDIA, INC.

                                          By: /s/ MICHAEL J. BOYLAN
                                          --------------------------------------
                                             Name: Michael J. Boylan
                                             Title: Vice Chairman,
                                             Publishing Operations

                                                                         ANNEX B

                            LAZARD FRERES & CO. LLC
                              30 Rockefeller Plaza
                              New York, N.Y. 10020
                            ------------------------

                            Telephone (212) 632-6000
                            Facsimile (212) 632-6060

                                                                        New York
                                                               February 16, 1999

THE BOARD OF DIRECTORS
AMERICAN MEDIA, INC.
600 EAST COAST AVENUE
LANTANA, FLORIDA 33464

DEAR MEMBERS OF THE BOARD:

     We understand that American Media, Inc. (the "Company") and EMP Acquisition Corp. ("Newco") entered into an Agreement and Plan of Merger dated as of February 16, 1999 (the "Merger Agreement") pursuant to which Newco will merge with and into the Company (the "Merger"). Pursuant to the Merger, each share of Class A Common Stock of the Company, par value $.01 per share (the "Class A Shares"), and each share of Class C Common Stock of the Company, par value $.01 per share (the "Class C Shares" and together with the Class A Shares, the "Common Shares"), (other than the Common Shares held by Newco, any wholly-owned subsidiary of Newco, in the treasury of the Company or by any wholly-owned subsidiary of the Company, and the Common Shares held by holders of Common Shares who demand appraisal for such shares in accordance with the Delaware General Corporation Law (the "DGCL"), if the DGCL provides for appraisal rights for such shares in the Merger) will be converted into the right to receive $7.00 in cash.

     You have requested our opinion as to the fairness, from a financial point of view, to the holders of Common Shares, taken as a whole (other than Newco and its affiliates), of the consideration to be paid pursuant to the Merger Agreement. In connection with this opinion, we have among other things:

          (i) Reviewed the financial terms and conditions of the Merger
     Agreement;

          (ii) Analyzed certain historical business and financial information relating to the Company;

          (iii) Reviewed various financial forecasts and other data provided to us by the Company relating to its business;

          (iv) Held discussions with members of the senior management of the Company with respect to the business and prospects of the Company and the strategic objectives of the Company;

          (v) Reviewed public information with respect to certain other companies in lines of business we believe to be generally comparable to the business of the Company;

          (vi) Reviewed the financial terms of certain business combinations involving companies in lines of business we believe to be generally comparable to the business of the Company;

          (vii) Reviewed the historical stock prices and trading volumes of the Class A Shares; and

          (viii) Conducted such other financial studies, analyses and investigations as we deemed appropriate.

     We have relied upon the accuracy and completeness of the foregoing information and have not assumed any responsibility for any independent verification of such information or any independent valuation or appraisal of any of the assets of liabilities of the Company or concerning the solvency of or issues relating to solvency concerning the Company. With respect to financial forecasts, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of management of the Company as to the future financial performance of the Company. We assume no responsibility for and express no view as to such forecasts or the assumptions on which they are based.

     Further, our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us, as of the date hereof. In rendering our opinion, we did not address the relative merits of the Merger, any alternative potential transaction or the Company's underlying decision to effect the Merger.

     In rendering our opinion, we have assumed that the Merger will be consummated on the terms described in the Merger Agreement without any waiver of any material term or condition by the Company.

     Lazard Freres & Co. LLC is acting as investment banker to the Company in connection with the Merger and will receive a fee for our services, a substantial portion of which is contingent upon the consummation of the Merger. We have in the past provided financial advisory services to the Company for which we received usual and customary compensation. In addition, the Company has agreed to indemnify us for certain liabilities that may arise out of the rendering of this opinion.

     Our engagement and the opinion expressed herein are for the benefit of the Company's Board of Directors and our opinion is rendered to the Company's Board of Directors in connection with its consideration of the Merger. This opinion is not intended to and does not constitute a recommendation to any holder of Common Shares as to whether such stockholder should vote for the Merger, if such vote is required under the Company's certificate of incorporation and/or applicable law. It is understood that this letter may not be disclosed or otherwise referred to without our prior consent, except as may otherwise be required by law or by a court of competent jurisdiction.

     Based on and subject to the foregoing, we are of the opinion that, as of the date hereof, the consideration to be paid pursuant to the Merger Agreement in the Merger is fair to the holders of Common Shares taken as a whole (other than Newco and its affiliates), from a financial point of view.

                                          Very truly yours,

                                          LAZARD FRERES & CO. LLC

                                          By:     /s/ PETER R. EZERSKY
                                            ------------------------------------
                                                      Peter R. Ezersky
                                                     Managing Director

                                                                         ANNEX C

              SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW
                           REGARDING APPRAISAL RIGHTS

     (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to sec.228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to sec.251 (other than a merger effected pursuant to sec.251(g) of this title), sec.252, sec.254, sec.257, sec.258, sec.263 or sec.264 of this title:

          (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of sec.251 of this title.

          (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to sec.sec.251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

             a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

             b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

             c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

             d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under sec.253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

          (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of (1)such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of
     (1)such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of (1)such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2) If the merger or consolidation was approved pursuant to sec.228 or sec.253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
     (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw (1)such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after (1)such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing he names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted
(1)such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that (2)such stockholder is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded 1)appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of (1)such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation. (Last amended by Ch. 339, L. '98, eff. 7-1-98).

                                                                         ANNEX D

                             [FORM OF CONSENT CARD]

                   PRELIMINARY COPY -- SUBJECT TO COMPLETION

WHITE      AMERICAN MEDIA, INC. ("AMERICAN MEDIA") IN SUPPORT OF THE
CONSENT    ADOPTION OF THE AGREEMENT AND PLAN OF MERGER DATED AS OF
CARD       FEBRUARY 16, 1999, BY AND AMONG AMERICAN MEDIA AND EMP
           ACQUISITION CORP.

     Unless otherwise indicated below, the undersigned, a holder of record of Shares of American Media as of the close of business on March 1, 1999 (the "Record Date"), hereby consents pursuant to Section 228 of General Corporation Law of the State of Delaware with respect to all Shares of American Media held of record by the undersigned as of the Record Date to the taking of the following action without a meeting of the shareholders of American Media:

1. Adoption of the Agreement and Plan of Merger, dated as of February 16, 1999, by and among, American Media and EMP Acquisition.

    CONSENTS                      DOES NOT CONSENT                      ABSTAINS

               (Continued and to be dated and signed on reverse side)

     The provisions of the Consent Statement and Notice of Appraisal Rights, dated March [ ], 1999, of American Media, which more fully sets forth the provisions of the Agreement and Plan of Merger, the transactions contemplated thereby and the instructions for the exercise of appraisal rights in accordance with Delaware law, are incorporated herein by reference. In the absence of a denotation that you do not consent or that you abstain being indicated on the reverse, the undersigned hereby consents to each action listed on the reverse.

     THE UNDERSIGNED UNDERSTANDS AND ACKNOWLEDGES THAT (1) EXECUTION AND DELIVERY OF THIS CONSENT CONSTITUTES A WAIVER OF HIS, HER OR ITS RIGHT TO DEMAND THE PAYMENT OF THE FAIR VALUE OF HIS, HERS OR ITS SHARES OF AMERICAN MEDIA, INC. PURSUANT TO SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE,
(2) IF HE, SHE OR IT PREVIOUSLY DELIVERED A DEMAND FOR APPRAISAL WITH RESPECT TO SUCH SHARES, THE EXECUTION AND DELIVERY OF THIS CONSENT CONSTITUTES A WITHDRAWAL OF SUCH DEMAND AND (3) HE, SHE OR IT HAS RECEIVED THE CONSENT STATEMENT AND NOTICE OF APPRAISAL RIGHTS OF AMERICAN MEDIA, INC. (WITH A COPY OF SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE ATTACHED THERETO), DATED MARCH [ ], 1999.

                                          Please sign exactly as name appears on
                                          stock certificates or on label affixed
                                          hereto. When shares are held by joint
                                          tenants, both should sign. In case of
                                          joint owners, EACH joint owner should
                                          sign. When signing as attorney,
                                          executor, administrator, trustee,
                                          guardian, corporate officer, etc.,
                                          give full title as such.

                                          Dated:
                                          --------------------------------------

                                          --------------------------------------

                                          --------------------------------------
                                                        Signature

                                          --------------------------------------
                                                Signature, if held jointly

                                          --------------------------------------
                                                    Title of Authority

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